BERKSHIRE HATHAWAY INC.

2003 ANNUAL REPORT

*	Copyright © 2004 By Warren E. Buffett

All Rights Reserved

Business Activities

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO, the fifth largest auto insurer in the United States, General Re, one of the four largest reinsurers in the world, and the Berkshire Hathaway Reinsurance Group.

Numerous business activities are conducted through non-insurance subsidiaries. Included in the non-insurance subsidiaries are several large manufacturing businesses. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Garan, Fechheimer, H.H. Brown, Lowell, Justin Brands and Dexter manufacture, license and distribute apparel and footwear under a variety of brand names. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.

FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes), transportation equipment and furniture leasing (XTRA and CORT) and risk management activities (General Re Securities).

In addition, Berkshire’s other non-insurance business activities include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, the principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; and The Pampered Chef, the premier direct seller of kitchen tools in the U.S.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

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Berkshire’s Corporate Performance vs. the S&P 500

Annual Percentage Change

Year	in Per-Share Book Value of Berkshire (1)	in S&P 500 with Dividends Included (2)	Relative Results (1)-(2)
1965	23.8	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	.7
1998	48.3	28.6	19.7
1999	.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
Average Annual Gain — 1965-2003	22.2	10.4	11.8
Overall Gain — 1964-2003	259,485	4,743

Notes:	Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31.

Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported.

The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.

To the Shareholders of Berkshire Hathaway Inc.:

Our gain in net worth during 2003 was $13.6 billion, which increased the per-share book value of both our Class A and Class B stock by 21%. Over the last 39 years (that is, since present management took over) per-share book value has grown from $19 to $50,498, a rate of 22.2% compounded annually.*

It’s per-share intrinsic value that counts, however, not book value. Here, the news is good: Between 1964 and 2003, Berkshire morphed from a struggling northern textile business whose intrinsic value was less than book into a widely diversified enterprise worth far more than book. Our 39-year gain in intrinsic value has therefore somewhat exceeded our 22.2% gain in book. (For a better understanding of intrinsic value and the economic principles that guide Charlie Munger, my partner and Berkshire’s vice-chairman, and me in running Berkshire, please read our Owner’s Manual, beginning on page 69.)

Despite their shortcomings, book value calculations are useful at Berkshire as a slightly understated gauge for measuring the long-term rate of increase in our intrinsic value. The calculation is less relevant, however, than it once was in rating any single year’s performance versus the S&P 500 index (a comparison we display on the facing page). Our equity holdings, including convertible preferreds, have fallen considerably as a percentage of our net worth, from an average of 114% in the 1980s, for example, to an average of 50% in 2000-03. Therefore, yearly movements in the stock market now affect a much smaller portion of our net worth than was once the case.

Nonetheless, Berkshire’s long-term performance versus the S&P remains all-important. Our shareholders can buy the S&P through an index fund at very low cost. Unless we achieve gains in per-share intrinsic value in the future that outdo the S&P’s performance, Charlie and I will be adding nothing to what you can accomplish on your own.

If we fail, we will have no excuses. Charlie and I operate in an ideal environment. To begin with, we are supported by an incredible group of men and women who run our operating units. If there were a Corporate Cooperstown, its roster would surely include many of our CEOs. Any shortfall in Berkshire’s results will not be caused by our managers.

Additionally, we enjoy a rare sort of managerial freedom. Most companies are saddled with institutional constraints. A company’s history, for example, may commit it to an industry that now offers limited opportunity. A more common problem is a shareholder constituency that pressures its manager to dance to Wall Street’s tune. Many CEOs resist, but others give in and adopt operating and capital-allocation policies far different from those they would choose if left to themselves.

At Berkshire, neither history nor the demands of owners impede intelligent decision-making. When Charlie and I make mistakes, they are – in tennis parlance – unforced errors.

*	All figures used in this report apply to Berkshire’s A shares, the successor to the only stock that the company had outstanding before 1996. The B shares have an economic interest equal to 1/30th that of the A.

Operating Earnings

When valuations are similar, we strongly prefer owning businesses to owning stocks. During most of our years of operation, however, stocks were much the cheaper choice. We therefore sharply tilted our asset allocation in those years toward equities, as illustrated by the percentages cited earlier.

In recent years, however, we’ve found it hard to find significantly undervalued stocks, a difficulty greatly accentuated by the mushrooming of the funds we must deploy. Today, the number of stocks that can be purchased in large enough quantities to move the performance needle at Berkshire is a small fraction of the number that existed a decade ago. (Investment managers often profit far more from piling up assets than from handling those assets well. So when one tells you that increased funds won’t hurt his investment performance, step back: His nose is about to grow.)

The shortage of attractively-priced stocks in which we can put large sums doesn’t bother us, providing we can find companies to purchase that (1) have favorable and enduring economic characteristics; (2) are run by talented and honest managers and (3) are available at a sensible price. We have purchased a number of such businesses in recent years, though not enough to fully employ the gusher of cash that has come our way. In buying businesses, I’ve made some terrible mistakes, both of commission and omission. Overall, however, our acquisitions have led to decent gains in per-share earnings.

Below is a table that quantifies that point. But first we need to warn you that growth-rate presentations can be significantly distorted by a calculated selection of either initial or terminal dates. For example, if earnings are tiny in a beginning year, a long-term performance that was only mediocre can be made to appear sensational. That kind of distortion can come about because the company at issue was minuscule in the base year – which means that only a handful of insiders actually benefited from the touted performance – or because a larger company was then operating at just above breakeven. Picking a terminal year that is particularly buoyant will also favorably bias a calculation of growth.

The Berkshire Hathaway that present management assumed control of in 1965 had long been sizable. But in 1964, it earned only $175,586 or 15 cents per share, so close to breakeven that any calculation of earnings growth from that base would be meaningless. At the time, however, even those meager earnings looked good: Over the decade following the 1955 merger of Berkshire Fine Spinning Associates and Hathaway Manufacturing, the combined operation had lost $10.1 million and many thousands of employees had been let go. It was not a marriage made in heaven.

Against this background, we give you a picture of Berkshire’s earnings growth that begins in 1968, but also includes subsequent base years spaced five years apart. A series of calculations is presented so that you can decide for yourself which period is most meaningful. I’ve started with 1968 because it was the first full year we operated National Indemnity, the initial acquisition we made as we began to expand Berkshire’s business.

I don’t believe that using 2003 as the terminal year distorts our calculations. It was a terrific year for our insurance business, but the big boost that gave to earnings was largely offset by the pathetically low interest rates we earned on our large holdings of cash equivalents (a condition that will not last). All figures shown below, it should be noted, exclude capital gains.

Year	Operating Earnings in $ millions	Operating Earnings Per Share in $	Subsequent Compounded Growth Rate of Per Share Earnings
1964	.2	.15	Not meaningful (1964-2003)
1968	2.7	2.69	22.8% (1968-2003)
1973	11.9	12.18	20.8% (1973-2003)
1978	30.0	29.15	21.1% (1978-2003)
1983	48.6	45.60	24.3% (1983-2003)
1988	313.4	273.37	18.6% (1988-2003)
1993	477.8	413.19	23.9% (1993-2003)
1998	1,277.0	1,020.49	28.2% (1998-2003)
2003	5,422.0	3,531.32

We will continue the capital allocation practices we have used in the past. If stocks become significantly cheaper than entire businesses, we will buy them aggressively. If selected bonds become attractive, as they did in 2002, we will again load up on these securities. Under any market or economic conditions, we will be happy to buy businesses that meet our standards. And, for those that do, the bigger the better. Our capital is underutilized now, but that will happen periodically. It’s a painful condition to be in – but not as painful as doing something stupid. (I speak from experience.)

Overall, we are certain Berkshire’s performance in the future will fall far short of what it has been in the past. Nonetheless, Charlie and I remain hopeful that we can deliver results that are modestly above average. That’s what we’re being paid for.

Acquisitions

As regular readers know, our acquisitions have often come about in strange ways. None, however, had a more unusual genesis than our purchase last year of Clayton Homes.

The unlikely source was a group of finance students from the University of Tennessee, and their teacher, Dr. Al Auxier. For the past five years, Al has brought his class to Omaha, where the group tours Nebraska Furniture Mart and Borsheim’s, eats at Gorat’s and then comes to Kiewit Plaza for a session with me. Usually about 40 students participate.

After two hours of give-and-take, the group traditionally presents me with a thank-you gift. (The doors stay locked until they do.) In past years it’s been items such as a football signed by Phil Fulmer and a basketball from Tennessee’s famous women’s team.

This past February, the group opted for a book – which, luckily for me, was the recently-published autobiography of Jim Clayton, founder of Clayton Homes. I already knew the company to be the class act of the manufactured housing industry, knowledge I acquired after earlier making the mistake of buying some distressed junk debt of Oakwood Homes, one of the industry’s largest companies. At the time of that purchase, I did not understand how atrocious consumer-financing practices had become throughout most of the manufactured housing industry. But I learned: Oakwood rather promptly went bankrupt.

Manufactured housing, it should be emphasized, can deliver very good value to home purchasers. Indeed, for decades, the industry has accounted for more than 15% of the homes built in the U.S. During those years, moreover, both the quality and variety of manufactured houses consistently improved.

Progress in design and construction was not matched, however, by progress in distribution and financing. Instead, as the years went by, the industry’s business model increasingly centered on the ability of both the retailer and manufacturer to unload terrible loans on naive lenders. When “securitization” then became popular in the 1990s, further distancing the supplier of funds from the lending transaction, the industry’s conduct went from bad to worse. Much of its volume a few years back came from buyers who shouldn’t have bought, financed by lenders who shouldn’t have lent. The consequence has been huge numbers of repossessions and pitifully low recoveries on the units repossessed.

Oakwood participated fully in the insanity. But Clayton, though it could not isolate itself from industry practices, behaved considerably better than its major competitors.

Upon receiving Jim Clayton’s book, I told the students how much I admired his record and they took that message back to Knoxville, home of both the University of Tennessee and Clayton Homes. Al then suggested that I call Kevin Clayton, Jim’s son and the CEO, to express my views directly. As I talked with Kevin, it became clear that he was both able and a straight-shooter.

Soon thereafter, I made an offer for the business based solely on Jim’s book, my evaluation of Kevin, the public financials of Clayton and what I had learned from the Oakwood experience. Clayton’s board was receptive, since it understood that the large-scale financing Clayton would need in the future might be hard to get. Lenders had fled the industry and securitizations, when possible at all, carried far more expensive and restrictive terms than was previously the case. This tightening was particularly serious for Clayton, whose earnings significantly depended on securitizations.

Today, the manufactured housing industry remains awash in problems. Delinquencies continue high, repossessed units still abound and the number of retailers has been halved. A different business model is required, one that eliminates the ability of the retailer and salesman to pocket substantial money up front by making sales financed by loans that are destined to default. Such transactions cause hardship to both buyer and lender and lead to a flood of repossessions that then undercut the sale of new units. Under a proper model – one requiring significant down payments and shorter-term loans – the industry will likely remain much smaller than it was in the 90s. But it will deliver to home buyers an asset in which they will have equity, rather than disappointment, upon resale.

In the “full circle” department, Clayton has agreed to buy the assets of Oakwood. When the transaction closes, Clayton’s manufacturing capacity, geographical reach and sales outlets will be substantially increased. As a byproduct, the debt of Oakwood that we own, which we bought at a deep discount, will probably return a small profit to us.

And the students? In October, we had a surprise “graduation” ceremony in Knoxville for the 40 who sparked my interest in Clayton. I donned a mortarboard and presented each student with both a PhD (for phenomenal, hard-working dealmaker) from Berkshire and a B share. Al got an A share. If you meet some of the new Tennessee shareholders at our annual meeting, give them your thanks. And ask them if they’ve read any good books lately.

* * * * * * * * * * * *

In early spring, Byron Trott, a Managing Director of Goldman Sachs, told me that Wal-Mart wished to sell its McLane subsidiary. McLane distributes groceries and nonfood items to convenience stores, drug stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others. It’s a good business, but one not in the mainstream of Wal-Mart’s future. It’s made to order, however, for us.

McLane has sales of about $23 billion, but operates on paper-thin margins – about 1% pre-tax – and will swell Berkshire’s sales figures far more than our income. In the past, some retailers had shunned McLane because it was owned by their major competitor. Grady Rosier, McLane’s superb CEO, has already landed some of these accounts – he was in full stride the day the deal closed – and more will come.

For several years, I have given my vote to Wal-Mart in the balloting for Fortune Magazine’s “Most Admired” list. Our McLane transaction reinforced my opinion. To make the McLane deal, I had a single meeting of about two hours with Tom Schoewe, Wal-Mart’s CFO, and we then shook hands. (He did, however, first call Bentonville). Twenty-nine days later Wal-Mart had its money. We did no “due diligence.” We knew everything would be exactly as Wal-Mart said it would be – and it was.

I should add that Byron has now been instrumental in three Berkshire acquisitions. He understands Berkshire far better than any investment banker with whom we have talked and – it hurts me to say this – earns his fee. I’m looking forward to deal number four (as, I am sure, is he).

Taxes

On May 20, 2003, The Washington Post ran an op-ed piece by me that was critical of the Bush tax proposals. Thirteen days later, Pamela Olson, Assistant Secretary for Tax Policy at the U.S. Treasury, delivered a speech about the new tax legislation saying, “That means a certain midwestern oracle, who, it must be noted, has played the tax code like a fiddle, is still safe retaining all his earnings.” I think she was talking about me.

Alas, my “fiddle playing” will not get me to Carnegie Hall – or even to a high school recital. Berkshire, on your behalf and mine, will send the Treasury $3.3 billion for tax on its 2003 income, a sum equaling 2½% of the total income tax paid by all U.S. corporations in fiscal 2003. (In contrast, Berkshire’s market valuation is about 1% of the value of all American corporations.) Our payment will almost certainly place us among our country’s top ten taxpayers. Indeed, if only 540 taxpayers paid the amount Berkshire will pay, no other individual or corporation would have to pay anything to Uncle Sam. That’s right: 290 million Americans and all other businesses would not have to pay a dime in income, social security, excise or estate taxes to the federal government. (Here’s the math: Federal tax receipts, including social security receipts, in fiscal 2003 totaled $1.782 trillion and 540 “Berkshires,” each paying $3.3 billion, would deliver the same $1.782 trillion.)

Our federal tax return for 2002 (2003 is not finalized), when we paid $1.75 billion, covered a mere 8,905 pages. As is required, we dutifully filed two copies of this return, creating a pile of paper seven feet tall. At World Headquarters, our small band of 15.8, though exhausted, momentarily flushed with pride: Berkshire, we felt, was surely pulling its share of our country’s fiscal load.

But Ms. Olson sees things otherwise. And if that means Charlie and I need to try harder, we are ready to do so.

I do wish, however, that Ms. Olson would give me some credit for the progress I’ve already made. In 1944, I filed my first 1040, reporting my income as a thirteen-year-old newspaper carrier. The return covered three pages. After I claimed the appropriate business deductions, such as $35 for a bicycle, my tax bill was $7. I sent my check to the Treasury and it – without comment – promptly cashed it. We lived in peace.

* * * * * * * * * * * *

I can understand why the Treasury is now frustrated with Corporate America and prone to outbursts. But it should look to Congress and the Administration for redress, not to Berkshire.

Corporate income taxes in fiscal 2003 accounted for 7.4% of all federal tax receipts, down from a post-war peak of 32% in 1952. With one exception (1983), last year’s percentage is the lowest recorded since data was first published in 1934.

Even so, tax breaks for corporations (and their investors, particularly large ones) were a major part of the Administration’s 2002 and 2003 initiatives. If class warfare is being waged in America, my class is clearly winning. Today, many large corporations – run by CEOs whose fiddle-playing talents make your Chairman look like he is all thumbs – pay nothing close to the stated federal tax rate of 35%.

In 1985, Berkshire paid $132 million in federal income taxes, and all corporations paid $61 billion. The comparable amounts in 1995 were $286 million and $157 billion respectively. And, as mentioned, we will pay about $3.3 billion for 2003, a year when all corporations paid $132 billion. We hope our taxes continue to rise in the future – it will mean we are prospering – but we also hope that the rest of Corporate America antes up along with us. This might be a project for Ms. Olson to work on.

Corporate Governance

In judging whether Corporate America is serious about reforming itself, CEO pay remains the acid test. To date, the results aren’t encouraging. A few CEOs, such as Jeff Immelt of General Electric, have led the way in initiating programs that are fair to managers and shareholders alike. Generally, however, his example has been more admired than followed.

It’s understandable how pay got out of hand. When management hires employees, or when companies bargain with a vendor, the intensity of interest is equal on both sides of the table. One party’s gain is the other party’s loss, and the money involved has real meaning to both. The result is an honest-to-God negotiation.

But when CEOs (or their representatives) have met with compensation committees, too often one side – the CEO’s – has cared far more than the other about what bargain is struck. A CEO, for example, will always regard the difference between receiving options for 100,000 shares or for 500,000 as monumental. To a comp committee, however, the difference may seem unimportant – particularly if, as has been the case at most companies, neither grant will have any effect on reported earnings. Under these conditions, the negotiation often has a “play-money” quality.

Overreaching by CEOs greatly accelerated in the 1990s as compensation packages gained by the most avaricious– a title for which there was vigorous competition – were promptly replicated elsewhere. The couriers for this epidemic of greed were usually consultants and human relations departments, which had no trouble perceiving who buttered their bread. As one compensation consultant commented: “There are two classes of clients you don’t want to offend – actual and potential.”

In proposals for reforming this malfunctioning system, the cry has been for “independent” directors. But the question of what truly motivates independence has largely been neglected.

In last year’s report, I took a look at how “independent” directors – as defined by statute – had performed in the mutual fund field. The Investment Company Act of 1940 mandated such directors, and that means we’ve had an extended test of what statutory standards produce. In our examination last year, we looked at the record of fund directors in respect to the two key tasks board members should perform – whether at a mutual fund business or any other. These two all-important functions are, first, to obtain (or retain) an able and honest manager and then to compensate that manager fairly.

Our survey was not encouraging. Year after year, at literally thousands of funds, directors had routinely rehired the incumbent management company, however pathetic its performance had been. Just as routinely, the directors had mindlessly approved fees that in many cases far exceeded those that could have been negotiated. Then, when a management company was sold – invariably at a huge price relative to tangible assets – the directors experienced a “counter-revelation” and immediately signed on with the new manager and accepted its fee schedule. In effect, the directors decided that whoever would pay the most for the old management company was the party that should manage the shareholders’ money in the future.

Despite the lapdog behavior of independent fund directors, we did not conclude that they are bad people. They’re not. But sadly, “boardroom atmosphere” almost invariably sedates their fiduciary genes.

On May 22, 2003, not long after Berkshire’s report appeared, the Chairman of the Investment Company Institute addressed its membership about “The State of our Industry.” Responding to those who have “weighed in about our perceived failings,” he mused, “It makes me wonder what life would be like if we’d actually done something wrong.”

Be careful what you wish for.

Within a few months, the world began to learn that many fund-management companies had followed policies that hurt the owners of the funds they managed, while simultaneously boosting the fees of the managers. Prior to their transgressions, it should be noted, these management companies were earning profit margins and returns on tangible equity that were the envy of Corporate America. Yet to swell profits further, they trampled on the interests of fund shareholders in an appalling manner.

So what are the directors of these looted funds doing? As I write this, I have seen none that have terminated the contract of the offending management company (though naturally that entity has often fired some of its employees). Can you imagine directors who had been personally defrauded taking such a boys-will-be-boys attitude?

To top it all off, at least one miscreant management company has put itself up for sale, undoubtedly hoping to receive a huge sum for “delivering” the mutual funds it has managed to the highest bidder among other managers. This is a travesty. Why in the world don’t the directors of those funds simply select whomever they think is best among the bidding organizations and sign up with that party directly? The winner would consequently be spared a huge “payoff” to the former manager who, having flouted the principles of stewardship, deserves not a dime. Not having to bear that acquisition cost, the winner could surely manage the funds in question for a far lower ongoing fee than would otherwise have been the case. Any truly independent director should insist on this approach to obtaining a new manager.

The reality is that neither the decades-old rules regulating investment company directors nor the new rules bearing down on Corporate America foster the election of truly independent directors. In both instances, an individual who is receiving 100% of his income from director fees – and who may wish to enhance his income through election to other boards – is deemed independent. That is nonsense. The same rules say that Berkshire director and lawyer Ron Olson, who receives from us perhaps 3% of his very large income, does not qualify as independent because that 3% comes from legal fees Berkshire pays his firm rather than from fees he earns as a Berkshire director. Rest assured, 3% from any source would not torpedo Ron’s independence. But getting 20%, 30% or 50% of their income from director fees might well temper the independence of many individuals, particularly if their overall income is not large. Indeed, I think it’s clear that at mutual funds, it has.

* * * * * * * * * * *

Let me make a small suggestion to “independent” mutual fund directors. Why not simply affirm in each annual report that “(1) We have looked at other management companies and believe the one we have retained for the upcoming year is among the better operations in the field; and (2) we have negotiated a fee with our managers comparable to what other clients with equivalent funds would negotiate.”

It does not seem unreasonable for shareholders to expect fund directors – who are often receiving fees that exceed $100,000 annually – to declare themselves on these points. Certainly these directors would satisfy themselves on both matters were they handing over a large chunk of their own money to the manager. If directors are unwilling to make these two declarations, shareholders should heed the maxim “If you don’t know whose side someone is on, he’s probably not on yours.”

Finally, a disclaimer. A great many funds have been run well and conscientiously despite the opportunities for malfeasance that exist. The shareholders of these funds have benefited, and their managers have earned their pay. Indeed, if I were a director of certain funds, including some that charge above-average fees, I would enthusiastically make the two declarations I have suggested. Additionally, those index funds that are very low-cost (such as Vanguard’s) are investor-friendly by definition and are the best selection for most of those who wish to own equities.

I am on my soapbox now only because the blatant wrongdoing that has occurred has betrayed the trust of so many millions of shareholders. Hundreds of industry insiders had to know what was going on, yet none publicly said a word. It took Eliot Spitzer, and the whistleblowers who aided him, to initiate a housecleaning. We urge fund directors to continue the job. Like directors throughout Corporate America, these fiduciaries must now decide whether their job is to work for owners or for managers.

Berkshire Governance

True independence – meaning the willingness to challenge a forceful CEO when something is wrong or foolish – is an enormously valuable trait in a director. It is also rare. The place to look for it is among high-grade people whose interests are in line with those of rank-and-file shareholders – and are in line in a very big way.

We’ve made that search at Berkshire. We now have eleven directors and each of them, combined with members of their families, owns more than $4 million of Berkshire stock. Moreover, all have held major stakes in Berkshire for many years. In the case of six of the eleven, family ownership amounts to at least hundreds of millions and dates back at least three decades. All eleven directors purchased their holdings in the market just as you did; we’ve never passed out options or restricted shares. Charlie and I love such honest-to-God ownership. After all, who ever washes a rental car?

In addition, director fees at Berkshire are nominal (as my son, Howard, periodically reminds me). Thus, the upside from Berkshire for all eleven is proportionately the same as the upside for any Berkshire shareholder. And it always will be.

The downside for Berkshire directors is actually worse than yours because we carry no directors and officers liability insurance. Therefore, if something really catastrophic happens on our directors’ watch, they are exposed to losses that will far exceed yours.

The bottom line for our directors: You win, they win big; you lose, they lose big. Our approach might be called owner-capitalism. We know of no better way to engender true independence. (This structure does not guarantee perfect behavior, however: I’ve sat on boards of companies in which Berkshire had huge stakes and remained silent as questionable proposals were rubber-stamped.)

In addition to being independent, directors should have business savvy, a shareholder orientation and a genuine interest in the company. The rarest of these qualities is business savvy – and if it is lacking, the other two are of little help. Many people who are smart, articulate and admired have no real understanding of business. That’s no sin; they may shine elsewhere. But they don’t belong on corporate boards. Similarly, I would be useless on a medical or scientific board (though I would likely be welcomed by a chairman who wanted to run things his way). My name would dress up the list of directors, but I wouldn’t know enough to critically evaluate proposals. Moreover, to cloak my ignorance, I would keep my mouth shut (if you can imagine that). In effect, I could be replaced, without loss, by a potted plant.

Last year, as we moved to change our board, I asked for self-nominations from shareholders who believed they had the requisite qualities to be a Berkshire director. Despite the lack of either liability insurance or meaningful compensation, we received more than twenty applications. Most were good, coming from owner-oriented individuals having family holdings of Berkshire worth well over $1 million. After considering them, Charlie and I – with the concurrence of our incumbent directors – asked four shareholders who did not nominate themselves to join the board: David Gottesman, Charlotte Guyman, Don Keough and Tom Murphy. These four people are all friends of mine, and I know their strengths well. They bring an extraordinary amount of business talent to Berkshire’s board.

The primary job of our directors is to select my successor, either upon my death or disability, or when I begin to lose my marbles. (David Ogilvy had it right when he said: “Develop your eccentricities when young. That way, when you get older, people won’t think you are going gaga.” Charlie’s family and mine feel that we overreacted to David’s advice.)

At our directors’ meetings we cover the usual run of housekeeping matters. But the real discussion – both with me in the room and absent – centers on the strengths and weaknesses of the four internal candidates to replace me.

Our board knows that the ultimate scorecard on its performance will be determined by the record of my successor. He or she will need to maintain Berkshire’s culture, allocate capital and keep a group of America’s best managers happy in their jobs. This isn’t the toughest task in the world – the train is already moving at a good clip down the track – and I’m totally comfortable about it being done well by any of the four candidates we have identified. I have more than 99% of my net worth in Berkshire and will be happy to have my wife or foundation (depending on the order in which she and I die) continue this concentration.

Sector Results

As managers, Charlie and I want to give our owners the financial information and commentary we would wish to receive if our roles were reversed. To do this with both clarity and reasonable brevity becomes more difficult as Berkshire’s scope widens. Some of our businesses have vastly different economic characteristics from others, which means that our consolidated statements, with their jumble of figures, make useful analysis almost impossible.

On the following pages, therefore, we will present some balance sheet and earnings figures from our four major categories of businesses along with commentary about each. We particularly want you to understand the limited circumstances under which we will use debt, since typically we shun it. We will not, however, inundate you with data that has no real value in calculating Berkshire’s intrinsic value. Doing so would likely obfuscate the most important facts. One warning: When analyzing Berkshire, be sure to remember that the company should be viewed as an unfolding movie, not as a still photograph. Those who focused in the past on only the snapshot of the day sometimes reached erroneous conclusions.

Insurance

Let’s start with insurance – since that’s where the money is.

The fountain of funds we enjoy in our insurance operations comes from “float,” which is money that doesn’t belong to us but that we temporarily hold. Most of our float arises because (1) premiums are paid upfront though the service we provide – insurance protection – is delivered over a period that usually covers a year and; (2) loss events that occur today do not always result in our immediately paying claims, since it sometimes takes years for losses to be reported (think asbestos), negotiated and settled.

Float is wonderful – if it doesn’t come at a high price. The cost of float is determined by underwriting results, meaning how losses and expenses paid compare with premiums received. The property-casualty industry as a whole regularly operates at a substantial underwriting loss, and therefore often has a cost of float that is unattractive.

Overall, our results have been good. True, we’ve had five terrible years in which float cost us more than 10%. But in 18 of the 37 years Berkshire has been in the insurance business, we have operated at an underwriting profit, meaning we were actually paid for holding money. And the quantity of this cheap money has grown far beyond what I dreamed it could when we entered the business in 1967.

	Yearend Float (in $ millions)
Year	GEICO	General Re	Other Reinsurance	Other Primary	Total
1967				20	20
1977			40	131	171
1987			701	807	1,508
1997	2,917		4,014	455	7,386
1998	3,125	14,909	4,305	415	22,754
1999	3,444	15,166	6,285	403	25,298
2000	3,943	15,525	7,805	598	27,871
2001	4,251	19,310	11,262	685	35,508
2002	4,678	22,207	13,396	943	41,224
2003	5,287	23,654	13,948	1,331	44,220

Last year was a standout. Float reached record levels and it came without cost as all major segments contributed to Berkshire’s $1.7 billion pre-tax underwriting profit.

Our results have been exceptional for one reason: We have truly exceptional managers. Insurers sell a non-proprietary piece of paper containing a non-proprietary promise. Anyone can copy anyone else’s product. No installed base, key patents, critical real estate or natural resource position protects an insurer’s competitive position. Typically, brands do not mean much either.

The critical variables, therefore, are managerial brains, discipline and integrity. Our managers have all of these attributes – in spades. Let’s take a look at these all-stars and their operations.

•	General Re had been Berkshire’s problem child in the years following our acquisition of it in 1998. Unfortunately, it was a 400-pound child, and its negative impact on our overall performance was large.

That’s behind us: Gen Re is fixed. Thank Joe Brandon, its CEO, and his partner, Tad Montross, for that. When I wrote you last year, I thought that discipline had been restored to both underwriting and reserving, and events during 2003 solidified my view.

That does not mean we will never have setbacks. Reinsurance is a business that is certain to deliver blows from time to time. But, under Joe and Tad, this operation will be a powerful engine driving Berkshire’s future profitability.

Gen Re’s financial strength, unmatched among reinsurers even as we started 2003, further improved during the year. Many of the company’s competitors suffered credit downgrades last year, leaving Gen Re, and its sister operation at National Indemnity, as the only AAA-rated companies among the world’s major reinsurers.

When insurers purchase reinsurance, they buy only a promise – one whose validity may not be tested for decades – and there are no promises in the reinsurance world equaling those offered by Gen Re and National Indemnity. Furthermore, unlike most reinsurers, we retain virtually all of the risks we assume. Therefore, our ability to pay is not dependent on the ability or willingness of others to reimburse us. This independent financial strength could be enormously important when the industry experiences the mega-catastrophe it surely will.

•	Regular readers of our annual reports know of Ajit Jain’s incredible contributions to Berkshire’s prosperity over the past 18 years. He continued to pour it on in 2003. With a staff of only 23, Ajit runs one of the world’s largest reinsurance operations, specializing in mammoth and unusual risks.

Often, these involve assuming catastrophe risks – say, the threat of a large California earthquake – of a size far greater than any other reinsurer will accept. This means Ajit’s results (and Berkshire’s) will be lumpy. You should, therefore, expect his operation to have an occasional horrible year. Over time, however, you can be confident of a terrific result from this one-of-a-kind manager.

Ajit writes some very unusual policies. Last year, for example, PepsiCo promoted a drawing that offered participants a chance to win a $1 billion prize. Understandably, Pepsi wished to lay off this risk, and we were the logical party to assume it. So we wrote a $1 billion policy, retaining the risk entirely for our own account. Because the prize, if won, was payable over time, our exposure in present-value terms was $250 million. (I helpfully suggested that any winner be paid $1 a year for a billion years, but that proposal didn’t fly.) The drawing was held on September 14. Ajit and I held our breath, as did the finalist in the contest, and we left happier than he. PepsiCo has renewed for a repeat contest in 2004.

•	GEICO was a fine insurance company when Tony Nicely took over as CEO in 1992. Now it is a great one. During his tenure, premium volume has increased from $2.2 billion to $8.1 billion, and our share of the personal-auto market has grown from 2.1% to 5.0%. More important, GEICO has paired these gains with outstanding underwriting performance.

(We now pause for a commercial)

It’s been 67 years since Leo Goodwin created a great business idea at GEICO, one designed to save policyholders significant money. Go to Geico.com or call 1-800-847-7536 to see what we can do for you.

(End of commercial)

In 2003, both the number of inquiries coming into GEICO and its closure rate on these increased significantly. As a result our preferred policyholder count grew 8.2%, and our standard and non-standard policies grew 21.4%.

GEICO’s business growth creates a never-ending need for more employees and facilities. Our most recent expansion, announced in December, is a customer service center in – I’m delighted to say – Buffalo. Stan Lipsey, the publisher of our Buffalo News, was instrumental in bringing the city and GEICO together.

The key figure in this matter, however, was Governor George Pataki. His leadership and tenacity are why Buffalo will have 2,500 new jobs when our expansion is fully rolled out. Stan, Tony, and I – along with Buffalo – thank him for his help.

•	Berkshire’s smaller insurers had another terrific year. This group, run by Rod Eldred, John Kizer, Tom Nerney, Don Towle and Don Wurster, increased its float by 41%, while delivering an excellent underwriting profit. These men, though operating in unexciting ways, produce truly exciting results.

* * * * * * * * * * * *

We should point out again that in any given year a company writing long-tail insurance (coverages giving rise to claims that are often settled many years after the loss-causing event takes place) can report almost any earnings that the CEO desires. Too often the industry has reported wildly inaccurate figures by misstating liabilities. Most of the mistakes have been innocent. Sometimes, however, they have been intentional, their object being to fool investors and regulators. Auditors and actuaries have usually failed to prevent both varieties of misstatement.

I have failed on occasion too, particularly in not spotting Gen Re’s unwitting underreserving a few years back. Not only did that mean we reported inaccurate figures to you, but the error also resulted in our paying very substantial taxes earlier than was necessary. Aaarrrggghh. I told you last year, however, that I thought our current reserving was at appropriate levels. So far, that judgment is holding up.

Here are Berkshire’s pre-tax underwriting results by segment:

Gain (Loss) in $ millions

	2003	2002
Gen Re	$145	$(1,393)
Ajit’s business excluding retroactive contracts	1,434	980
Ajit’s retroactive contracts*	(387)	(433)
GEICO	452	416
Other Primary	74	32

Total	$1,718	$(398)

*	These contracts were explained on page 10 of the 2002 annual report, available on the Internet at www.berkshirehathaway.com. In brief, this segment consists of a few jumbo policies that are likely to produce underwriting losses (which are capped) but also provide unusually large amounts of float.

Regulated Utility Businesses

Through MidAmerican Energy Holdings, we own an 80.5% (fully diluted) interest in a wide variety of utility operations. The largest are (1) Yorkshire Electricity and Northern Electric, whose 3.7 million electric customers make it the third largest distributor of electricity in the U.K.; (2) MidAmerican Energy, which serves 689,000 electric customers in Iowa and; (3) Kern River and Northern Natural pipelines, which carry 7.8% of the natural gas transported in the United States.

Berkshire has three partners, who own the remaining 19.5%: Dave Sokol and Greg Abel, the brilliant managers of the business, and Walter Scott, a long-time friend of mine who introduced me to the company. Because MidAmerican is subject to the Public Utility Holding Company Act (“PUHCA”), Berkshire’s voting interest is limited to 9.9%. Walter has the controlling vote.

Our limited voting interest forces us to account for MidAmerican in our financial statements in an abbreviated manner. Instead of our fully including its assets, liabilities, revenues and expenses in our statements, we record only a one-line entry in both our balance sheet and income account. It’s likely that some day, perhaps soon, either PUHCA will be repealed or accounting rules will change. Berkshire’s consolidated figures would then take in all of MidAmerican, including the substantial debt it utilizes.

The size of this debt (which is not now, nor will it be, an obligation of Berkshire) is entirely appropriate. MidAmerican’s diverse and stable utility operations assure that, even under harsh economic conditions, aggregate earnings will be ample to very comfortably service all debt.

At yearend, $1.578 billion of MidAmerican’s most junior debt was payable to Berkshire. This debt has allowed acquisitions to be financed without our three partners needing to increase their already substantial investments in MidAmerican. By charging 11% interest, Berkshire is compensated fairly for putting up the funds needed for purchases, while our partners are spared dilution of their equity interests.

MidAmerican also owns a significant non-utility business, Home Services of America, the second largest real estate broker in the country. Unlike our utility operations, this business is highly cyclical, but nevertheless one we view enthusiastically. We have an exceptional manager, Ron Peltier, who, through both his acquisition and operational skills, is building a brokerage powerhouse.

Last year, Home Services participated in $48.6 billion of transactions, a gain of $11.7 billion from 2002. About 23% of the increase came from four acquisitions made during the year. Through our 16 brokerage firms – all of which retain their local identities – we employ 16,343 brokers in 16 states. Home Services is almost certain to grow substantially in the next decade as we continue to acquire leading localized operations.

* * * * * * * * * * * *

Here’s a tidbit for fans of free enterprise. On March 31, 1990, the day electric utilities in the U.K. were denationalized, Northern and Yorkshire had 6,800 employees in functions these companies continue today to perform. Now they employ 2,539. Yet the companies are serving about the same number of customers as when they were government owned and are distributing more electricity.

This is not, it should be noted, a triumph of deregulation. Prices and earnings continue to be regulated in a fair manner by the government, just as they should be. It is a victory, however, for those who believe that profit-motivated managers, even though they recognize that the benefits will largely flow to customers, will find efficiencies that government never will.

Here are some key figures on MidAmerican’s operations:

	Earnings (in $ millions)
	2003	2002
U.K. Utilities	$289	$267
Iowa	269	241
Pipelines	261	104
Home Services	113	70
Other (Net)	144	108

Earnings before corporate interest and tax	1,076	790
Corporate Interest, other than to Berkshire	(225)	(192)
Interest Payments to Berkshire	(184)	(118)
Tax	(251)	(100)

Net Earnings	$416	$380

Earnings Applicable to Berkshire*	$429	$359
Debt Owed to Others	10,296	10,286
Debt Owed to Berkshire	1,578	1,728

*	Includes interest paid to Berkshire (net of related income taxes) of $118 in 2003 and $75 in 2002.

Finance and Financial Products

This sector includes a wide-ranging group of activities. Here’s some commentary on the most important.

•	I manage a few opportunistic strategies in AAA fixed-income securities that have been quite profitable in the last few years. These opportunities come and go – and at present, they are going. We sped their departure somewhat last year, thereby realizing 24% of the capital gains we show in the table that follows.

Though far from foolproof, these transactions involve no credit risk and are conducted in exceptionally liquid securities. We therefore finance the positions almost entirely with borrowed money. As the assets are reduced, so also are the borrowings. The smaller portfolio we now have means that in the near future our earnings in this category will decline significantly. It was fun while it lasted, and at some point we’ll get another turn at bat.

•	A far less pleasant unwinding operation is taking place at Gen Re Securities, the trading and derivatives operation we inherited when we purchased General Reinsurance.

When we began to liquidate Gen Re Securities in early 2002, it had 23,218 outstanding tickets with 884 counterparties (some having names I couldn’t pronounce, much less creditworthiness I could evaluate). Since then, the unit’s managers have been skillful and diligent in unwinding positions. Yet, at yearend – nearly two years later – we still had 7,580 tickets outstanding with 453 counterparties. (As the country song laments, “How can I miss you if you won’t go away?”)

The shrinking of this business has been costly. We’ve had pre-tax losses of $173 million in 2002 and $99 million in 2003. These losses, it should be noted, came from a portfolio of contracts that – in full compliance with GAAP – had been regularly marked-to-market with standard allowances for future credit-loss and administrative costs. Moreover, our liquidation has taken place both in a benign market – we’ve had no credit losses of significance – and in an orderly manner. This is just the opposite of what might be expected if a financial crisis forced a number of derivatives dealers to cease operations simultaneously.

If our derivatives experience – and the Freddie Mac shenanigans of mind-blowing size and audacity that were revealed last year – makes you suspicious of accounting in this arena, consider yourself wised up. No matter how financially sophisticated you are, you can’t possibly learn from reading the disclosure documents of a derivatives-intensive company what risks lurk in its positions. Indeed, the more you know about derivatives, the less you will feel you can learn from the disclosures normally proffered you. In Darwin’s words, “Ignorance more frequently begets confidence than does knowledge.”

* * * * * * * * * * * *

And now it’s confession time: I’m sure I could have saved you $100 million or so, pre-tax, if I had acted more promptly to shut down Gen Re Securities. Both Charlie and I knew at the time of the General Reinsurance merger that its derivatives business was unattractive. Reported profits struck us as illusory, and we felt that the business carried sizable risks that could not effectively be measured or limited. Moreover, we knew that any major problems the operation might experience would likely correlate with troubles in the financial or insurance world that would affect Berkshire elsewhere. In other words, if the derivatives business were ever to need shoring up, it would commandeer the capital and credit of Berkshire at just the time we could otherwise deploy those resources to huge advantage. (A historical note: We had just such an experience in 1974 when we were the victim of a major insurance fraud. We could not determine for some time how much the fraud would ultimately cost us and therefore kept more funds in cash-equivalents than we normally would have.

Absent this precaution, we would have made larger purchases of stocks that were then extraordinarily cheap.)

Charlie would have moved swiftly to close down Gen Re Securities – no question about that. I, however, dithered. As a consequence, our shareholders are paying a far higher price than was necessary to exit this business.

•	Though we include Gen Re’s sizable life and health reinsurance business in the “insurance” sector, we show the results for Ajit Jain’s life and annuity business in this section. That’s because this business, in large part, involves arbitraging money. Our annuities range from a retail product sold directly on the Internet to structured settlements that require us to make payments for 70 years or more to people severely injured in accidents.

We’ve realized some extra income in this business because of accelerated principal payments we received from certain fixed-income securities we had purchased at discounts. This phenomenon has ended, and earnings are therefore likely to be lower in this segment during the next few years.

•	We have a $604 million investment in Value Capital, a partnership run by Mark Byrne, a member of a family that has helped Berkshire over the years in many ways. Berkshire is a limited partner in, and has no say in the management of, Mark’s enterprise, which specializes in highly-hedged fixed-income opportunities. Mark is smart and honest and, along with his family, has a significant investment in Value.

Because of accounting abuses at Enron and elsewhere, rules will soon be instituted that are likely to require that Value’s assets and liabilities be consolidated on Berkshire’s balance sheet. We regard this requirement as inappropriate, given that Value’s liabilities – which usually are above $20 billion – are in no way ours. Over time, other investors will join us as partners in Value. When enough do, the need for us to consolidate Value will disappear.

•	We have told you in the past about Berkadia, the partnership we formed three years ago with Leucadia to finance and manage the wind-down of Finova, a bankrupt lending operation. The plan was that we would supply most of the capital and Leucadia would supply most of the brains. And that’s the way it has worked. Indeed, Joe Steinberg and Ian Cumming, who together run Leucadia, have done such a fine job in liquidating Finova’s portfolio that the $5.6 billion guarantee we took on in connection with the transaction has been extinguished. The unfortunate byproduct of this fast payoff is that our future income will be much reduced. Overall, Berkadia has made excellent money for us, and Joe and Ian have been terrific partners.

•	Our leasing businesses are XTRA (transportation equipment) and CORT (office furniture). Both operations have had poor earnings during the past two years as the recession caused demand to drop considerably more than was anticipated. They remain leaders in their fields, and I expect at least a modest improvement in their earnings this year.

•	Through our Clayton purchase, we acquired a significant manufactured-housing finance operation. Clayton, like others in this business, had traditionally securitized the loans it originated. The practice relieved stress on Clayton’s balance sheet, but a by-product was the “front-ending” of income (a result dictated by GAAP).

We are in no hurry to record income, have enormous balance-sheet strength, and believe that over the long-term the economics of holding our consumer paper are superior to what we can now realize through securitization. So Clayton has begun to retain its loans.

We believe it’s appropriate to finance a soundly-selected book of interest-bearing receivables almost entirely with debt (just as a bank would). Therefore, Berkshire will borrow money to finance Clayton’s portfolio and re-lend these funds to Clayton at our cost plus one percentage point. This markup fairly compensates Berkshire for putting its exceptional creditworthiness to work, but it still delivers money to Clayton at an attractive price.

In 2003, Berkshire did $2 billion of such borrowing and re-lending, with Clayton using much of this money to fund several large purchases of portfolios from lenders exiting the business. A portion of our loans to Clayton also provided “catch-up” funding for paper it had generated earlier in the year from its own operation and had found difficult to securitize.

You may wonder why we borrow money while sitting on a mountain of cash. It’s because of our “every tub on its own bottom” philosophy. We believe that any subsidiary lending money should pay an appropriate rate for the funds needed to carry its receivables and should not be subsidized by its parent. Otherwise, having a rich daddy can lead to sloppy decisions. Meanwhile, the cash we accumulate at Berkshire is destined for business acquisitions or for the purchase of securities that offer opportunities for significant profit. Clayton’s loan portfolio will likely grow to at least $5 billion in not too many years and, with sensible credit standards in place, should deliver significant earnings.

For simplicity’s sake, we include all of Clayton’s earnings in this sector, though a sizable portion is derived from areas other than consumer finance.

	(in $ millions)
	Pre-Tax Earnings			Interest-bearing Liabilities
	2003		2002	2003		2002
Trading – Ordinary Income	$379		$553	$7,826		$13,762
Gen Re Securities	(99)		(173)	8,041	*	10,631	*
Life and annuity operation	99		83	2,331		1,568
Value Capital	31		61	18,238	*	20,359	*
Berkadia	101		115	525		2,175
Leasing operations	34		34	482		503
Manufactured housing finance (Clayton)	37	**	—	2,032		—
Other	84		102	618		630

Income before capital gains	666		775
Trading – Capital Gains	1,215		578	N.A.		N.A.

Total	$1,881		$1,353

*	Includes all liabilities

**	From date of acquisition, August 7, 2003

Manufacturing, Service and Retailing Operations

Our activities in this category cover the waterfront. But let’s look at a simplified balance sheet and earnings statement consolidating the entire group.

Balance Sheet 12/31/03 (in $ millions)

Assets
Cash and equivalents	$1,250
Accounts and notes receivable	2,796
Inventory	3,656
Other current assets	262

Total current assets	7,964
Goodwill and other intangibles	8,351
Fixed assets	5,898
Other assets	1,054

$23,267

Liabilities and Equity
Notes payable	$1,593
Other current liabilities	4,300
Total current liabilities	5,893
Deferred taxes	105
Term debt and other liabilities	1,890
Equity	15,379

$23,267

Earnings Statement (in $ millions)

	2003	2002
Revenues	$32,106	$16,970
Operating expenses (including depreciation of $605 in 2003 and $477 in 2002)	29,885	14,921
Interest expense (net)	64	108

Pre-tax income	2,157	1,941
Income taxes	813	743

Net income	$1,344	$1,198

This eclectic group, which sells products ranging from Dilly Bars to B-737s, earned a hefty 20.7% on average tangible net worth last year. However, we purchased these businesses at substantial premiums to net worth – that fact is reflected in the goodwill item shown on the balance sheet – and that reduces the earnings on our average carrying value to 9.2%.

Here are the pre-tax earnings for the larger categories or units.

	Pre-Tax Earnings (in $ millions)
	2003	2002
Building Products	$559	$516
Shaw Industries	436	424
Apparel	289	229
Retail Operations	224	219
Flight Services	72	225
McLane *	150	—
Other businesses	427	328

	$2,157	$1,941

*	From date of acquisition, May 23, 2003.

•	Three of our building-materials businesses – Acme Brick, Benjamin Moore and MiTek – had record operating earnings last year. And earnings at Johns Manville, the fourth, were trending upward at yearend. Collectively, these companies earned 21.0% on tangible net worth.

•	Shaw Industries, the world’s largest manufacturer of broadloom carpet, also had a record year. Led by Bob Shaw, who built this huge enterprise from a standing start, the company will likely set another earnings record in 2004. In November, Shaw acquired various carpet operations from Dixie Group, which should add about $240 million to sales this year, boosting Shaw’s volume to nearly $5 billion.

•	Within the apparel group, Fruit of the Loom is our largest operation. Fruit has three major assets: a 148-year-old universally-recognized brand, a low-cost manufacturing operation, and John Holland, its CEO. In 2003, Fruit accounted for 42.3% of the men’s and boys’ underwear that was sold by mass marketers (Wal-Mart, Target, K-Mart, etc.) and increased its share of the women’s and girls’ business in that channel to 13.9%, up from 11.3% in 2002.

•	In retailing, our furniture group earned $106 million pre-tax, our jewelers $59 million and See’s, which is both a manufacturer and retailer, $59 million.

Both R.C. Willey and Nebraska Furniture Mart (“NFM”) opened hugely successful stores last year, Willey in Las Vegas and NFM in Kansas City, Kansas. Indeed, we believe the Kansas City store is the country’s largest-volume home-furnishings store. (Our Omaha operation, while located on a single plot of land, consists of three units.)

NFM was founded by Rose Blumkin (“Mrs. B”) in 1937 with $500. She worked until she was 103 (hmmm . . . not a bad idea). One piece of wisdom she imparted to the generations following her was, “If you have the lowest price, customers will find you at the bottom of a river.” Our store serving greater Kansas City, which is located in one of the area’s more sparsely populated parts, has proved Mrs. B’s point. Though we have more than 25 acres of parking, the lot has at times overflowed.

“Victory,” President Kennedy told us after the Bay of Pigs disaster, “has a thousand fathers, but defeat is an orphan.” At NFM, we knew we had a winner a month after the boffo opening in Kansas City, when our new store attracted an unexpected paternity claim. A speaker there, referring to the Blumkin family, asserted, “They had enough confidence and the policies of the Administration were working such that they were able to provide work for 1,000 of our fellow citizens.” The proud papa at the podium? President George W. Bush.

•	In flight services, FlightSafety, our training operation, experienced a drop in “normal” operating earnings from $183 million to $150 million. (The abnormals: In 2002 we had a $60 million pre-tax gain from the sale of a partnership interest to Boeing, and in 2003 we recognized a $37 million loss stemming from the premature obsolescence of simulators.) The corporate aviation business has slowed significantly in the past few years, and this fact has hurt FlightSafety’s results. The company continues, however, to be far and away the leader in its field. Its simulators have an original cost of $1.2 billion, which is more than triple the cost of those operated by our closest competitor.

NetJets, our fractional-ownership operation lost $41 million pre-tax in 2003. The company had a modest operating profit in the U.S., but this was more than offset by a $32 million loss on aircraft inventory and by continued losses in Europe.

NetJets continues to dominate the fractional-ownership field, and its lead is increasing: Prospects overwhelmingly turn to us rather than to our three major competitors. Last year, among the four of us, we accounted for 70% of net sales (measured by value).

An example of what sets NetJets apart from competitors is our Mayo Clinic Executive Travel Response program, a free benefit enjoyed by all of our owners. On land or in the air, anywhere in the world and at any hour of any day, our owners and their families have an immediate link to Mayo. Should an emergency occur while they are traveling here or abroad, Mayo will instantly direct them to an appropriate doctor or hospital. Any baseline data about the patient that Mayo possesses is simultaneously made available to the treating physician. Many owners have already found this service invaluable, including one who needed emergency brain surgery in Eastern Europe.

The $32 million inventory write-down we took in 2003 occurred because of falling prices for used aircraft early in the year. Specifically, we bought back fractions from withdrawing owners at prevailing prices, and these fell in value before we were able to remarket them. Prices are now stable.

The European loss is painful. But any company that forsakes Europe, as all of our competitors have done, is destined for second-tier status. Many of our U.S. owners fly extensively in Europe and want the safety and security assured by a NetJets plane and pilots. Despite a slow start, furthermore, we are now adding European customers at a good pace. During the years 2001 through 2003, we had gains of 88%, 61% and 77% in European management-and-flying revenues. We have not, however, yet succeeded in stemming the flow of red ink.

Rich Santulli, NetJets’ extraordinary CEO, and I expect our European loss to diminish in 2004 and also anticipate that it will be more than offset by U.S. profits. Overwhelmingly, our owners love the NetJets experience. Once a customer has tried us, going back to commercial aviation is like going back to holding hands. NetJets will become a very big business over time and will be one in which we are preeminent in both customer satisfaction and profits. Rich will see to that.

Investments

The table that follows shows our common stock investments. Those that had a market value of more than $500 million at the end of 2003 are itemized.

		12/31/03
Shares	Company	Percentage of Company Owned	Cost	Market
			(in $ millions)
151,610,700	American Express Company	11.8	$1,470	$7,312
200,000,000	The Coca-Cola Company	8.2	1,299	10,150
96,000,000	The Gillette Company	9.5	600	3,526
14,610,900	H&R Block, Inc.	8.2	227	809
15,476,500	HCA Inc.	3.1	492	665
6,708,760	M&T Bank Corporation	5.6	103	659
24,000,000	Moody’s Corporation	16.1	499	1,453
2,338,961,000	PetroChina Company Limited	1.3	488	1,340
1,727,765	The Washington Post Company	18.1	11	1,367
56,448,380	Wells Fargo & Company	3.3	463	3,324
	Others		2,863	4,682

	Total Common Stocks		$8,515	$35,287

We bought some Wells Fargo shares last year. Otherwise, among our six largest holdings, we last changed our position in Coca-Cola in 1994, American Express in 1998, Gillette in 1989, Washington Post in 1973, and Moody’s in 2000. Brokers don’t love us.

We are neither enthusiastic nor negative about the portfolio we hold. We own pieces of excellent businesses – all of which had good gains in intrinsic value last year – but their current prices reflect their excellence. The unpleasant corollary to this conclusion is that I made a big mistake in not selling several of our larger holdings during The Great Bubble. If these stocks are fully priced now, you may wonder what I was thinking four years ago when their intrinsic value was lower and their prices far higher. So do I.

In 2002, junk bonds became very cheap, and we purchased about $8 billion of these. The pendulum swung quickly though, and this sector now looks decidedly unattractive to us. Yesterday’s weeds are today being priced as flowers.

We’ve repeatedly emphasized that realized gains at Berkshire are meaningless for analytical purposes. We have a huge amount of unrealized gains on our books, and our thinking about when, and if, to cash them depends not at all on a desire to report earnings at one specific time or another. Nevertheless, to see the diversity of our investment activities, you may be interested in the following table, categorizing the gains we reported during 2003:

Category	Pre-Tax Gain (in $ million)
Common Stocks	$448
U.S. Government Bonds	1,485
Junk Bonds	1,138
Foreign Exchange Contracts	825
Other	233

$4,129

The common stock profits occurred around the edges of our portfolio – not, as we already mentioned, from our selling down our major positions. The profits in governments arose from our liquidation of long-term strips (the most volatile of government securities) and from certain strategies I follow within our finance and financial products division. We retained most of our junk portfolio, selling only a few issues. Calls and maturing bonds accounted for the rest of the gains in the junk category.

During 2002 we entered the foreign currency market for the first time in my life, and in 2003 we enlarged our position, as I became increasingly bearish on the dollar. I should note that the cemetery for seers has a huge section set aside for macro forecasters. We have in fact made few macro forecasts at Berkshire, and we have seldom seen others make them with sustained success.

We have – and will continue to have – the bulk of Berkshire’s net worth in U.S. assets. But in recent years our country’s trade deficit has been force-feeding huge amounts of claims on, and ownership in, America to the rest of the world. For a time, foreign appetite for these assets readily absorbed the supply. Late in 2002, however, the world started choking on this diet, and the dollar’s value began to slide against major currencies. Even so, prevailing exchange rates will not lead to a material letup in our trade deficit. So whether foreign investors like it or not, they will continue to be flooded with dollars. The consequences of this are anybody’s guess. They could, however, be troublesome – and reach, in fact, well beyond currency markets.

As an American, I hope there is a benign ending to this problem. I myself suggested one possible solution – which, incidentally, leaves Charlie cold – in a November 10, 2003 article in Fortune Magazine. Then again, perhaps the alarms I have raised will prove needless: Our country’s dynamism and resiliency have repeatedly made fools of naysayers. But Berkshire holds many billions of cash-equivalents denominated in dollars. So I feel more comfortable owning foreign-exchange contracts that are at least a partial offset to that position.

These contracts are subject to accounting rules that require changes in their value to be contemporaneously included in capital gains or losses, even though the contracts have not been closed. We show these changes each quarter in the Finance and Financial Products segment of our earnings statement. At yearend, our open foreign exchange contracts totaled about $12 billion at market values and were spread among five currencies. Also, when we were purchasing junk bonds in 2002, we tried when possible to buy issues denominated in Euros. Today, we own about $1 billion of these.

When we can’t find anything exciting in which to invest, our “default” position is U.S. Treasuries, both bills and repos. No matter how low the yields on these instruments go, we never “reach” for a little more income by dropping our credit standards or by extending maturities. Charlie and I detest taking even small risks unless we feel we are being adequately compensated for doing so. About as far as we will go down that path is to occasionally eat cottage cheese a day after the expiration date on the carton.

* * * * * * * * * * * *

A 2003 book that investors can learn much from is Bull! by Maggie Mahar. Two other books I’d recommend are The Smartest Guys in the Room by Bethany McLean and Peter Elkind, and In an Uncertain World by Bob Rubin. All three are well-reported and well-written. Additionally, Jason Zweig last year did a first-class job in revising The Intelligent Investor, my favorite book on investing.

Designated Gifts Program

From 1981 through 2002, Berkshire administered a program whereby shareholders could direct Berkshire to make gifts to their favorite charitable organizations. Over the years we disbursed $197 million pursuant to this program. Churches were the most frequently named designees, and many thousands of other organizations benefited as well. We were the only major public company that offered such a program to shareholders, and Charlie and I were proud of it.

We reluctantly terminated the program in 2003 because of controversy over the abortion issue. Over the years numerous organizations on both sides of this issue had been designated by our shareholders to receive contributions. As a result, we regularly received some objections to the gifts designated for pro-choice operations. A few of these came from people and organizations that proceeded to boycott products of our subsidiaries. That did not concern us. We refused all requests to limit the right of our owners to make whatever gifts they chose (as long as the recipients had 501(c)(3) status).

In 2003, however, many independent associates of The Pampered Chef began to feel the boycotts. This development meant that people who trusted us – but who were neither employees of ours nor had a voice in Berkshire decision-making – suffered serious losses of income.

For our shareholders, there was some modest tax efficiency in Berkshire doing the giving rather than their making their gifts directly. Additionally, the program was consistent with our “partnership” approach, the first principle set forth in our Owner’s Manual. But these advantages paled when they were measured against damage done loyal associates who had with great personal effort built businesses of their own. Indeed, Charlie and I see nothing charitable in harming decent, hard-working people just so we and other shareholders can gain some minor tax efficiencies.

Berkshire now makes no contributions at the parent company level. Our various subsidiaries follow philanthropic policies consistent with their practices prior to their acquisition by Berkshire, except that any personal contributions that former owners had earlier made from their corporate pocketbook are now funded by them personally.

The Annual Meeting

Last year, I asked you to vote as to whether you wished our annual meeting to be held on Saturday or Monday. I was hoping for Monday. Saturday won by 2 to 1. It will be a while before shareholder democracy resurfaces at Berkshire.

But you have spoken, and we will hold this year’s annual meeting on Saturday, May 1 at the new Qwest Center in downtown Omaha. The Qwest offers us 194,000 square feet for exhibition by our subsidiaries (up from 65,000 square feet last year) and much more seating capacity as well. The Qwest’s doors will open at 7 a.m., the movie will begin at 8:30, and the meeting itself will commence at 9:30. There will be a short break at noon for food. (Sandwiches will be available at the Qwest’s concession stands.) That interlude aside, Charlie and I will answer questions until 3:30. We will tell you everything we know . . . and, at least in my case, more.

An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. As for plane, hotel and car reservations, we have again signed up American Express (800-799-6634) to give you special help. They do a terrific job for us each year, and I thank them for it.

In our usual fashion, we will run vans from the larger hotels to the meeting. Afterwards, the vans will make trips back to the hotels and to Nebraska Furniture Mart, Borsheim’s and the airport. Even so, you are likely to find a car useful.

Our exhibition of Berkshire goods and services will blow you away this year. On the floor, for example, will be a 1,600 square foot Clayton home (featuring Acme brick, Shaw carpet, Johns-Manville insulation, MiTek fasteners, Carefree awnings, and outfitted with NFM furniture). You’ll find it a far cry from the mobile-home stereotype of a few decades ago.

GEICO will have a booth staffed by a number of its top counselors from around the country, all of them ready to supply you with auto insurance quotes. In most cases, GEICO will be able to give you a special shareholder discount (usually 8%). This special offer is permitted by 41 of the 49 jurisdictions in which we operate. Bring the details of your existing insurance and check out whether we can save you money.

On Saturday, at the Omaha airport, we will have the usual array of aircraft from NetJets® available for your inspection. Stop by the NetJets booth at the Qwest to learn about viewing these planes. If you buy what we consider an appropriate number of items during the weekend, you may well need your own plane to take them home.

At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” pricing, which means we will be offering our shareholders a discount that is customarily given only to employees. We initiated this special pricing at NFM seven years ago, and sales during the “Weekend” grew from $5.3 million in 1997 to $17.3 million in 2003. Every year has set a new record.

To get the discount, you must make your purchases between Thursday, April 29 and Monday, May 3 inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but that, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m., we are having a special affair for shareholders only. I’ll be there, eating barbeque and drinking Coke.

Borsheim’s — the largest jewelry store in the country except for Tiffany’s Manhattan store — will have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 10 p.m. on Friday, April 30. The second, the main gala, will be from 9 a.m. to 4 p.m. on Sunday, May 2. Ask Charlie to autograph your sales ticket.

Shareholder prices will be available Thursday through Monday, so if you wish to avoid the large crowds that will assemble on Friday evening and Sunday, come at other times and identify yourself as a shareholder. On Saturday, we will be open until 6 p.m. Borsheim’s operates on a gross margin that is fully twenty percentage points below that of its major rivals, so the more you buy, the more you save – at least that’s what my wife and daughter tell me. (Both were impressed early in life by the story of the boy who, after missing a street car, walked home and proudly announced that he had saved 5¢ by doing so. His father was irate: “Why didn’t you miss a cab and save 85¢?”)

In the mall outside of Borsheim’s, we will have Bob Hamman and Sharon Osberg, two of the world’s top bridge experts, available to play with our shareholders on Sunday afternoon. Additionally, Patrick Wolff, twice U.S. chess champion, will be in the mall, taking on all comers — blindfolded! I’ve watched, and he doesn’t peek.

Gorat’s — my favorite steakhouse — will again be open exclusively for Berkshire shareholders on Sunday, May 2, and will be serving from 4 p.m. until 10 p.m. Please remember that to come to Gorat’s on Sunday, you must have a reservation. To make one, call 402-551-3733 on April 1 (but not before). If Sunday is sold out, try Gorat’s on one of the other evenings you will be in town. Flaunt your mastery of fine dining by ordering, as I do, a rare T-bone with a double order of hash browns.

We will have a special reception on Saturday afternoon from 4:00 to 5:00 for shareholders who come from outside of North America. Every year our meeting draws many people from around the globe, and Charlie and I want to be sure we personally meet those who have come so far. Any shareholder who comes from other than the U.S. or Canada will be given special credentials and instructions for attending this function.

Charlie and I have a great time at the annual meeting. And you will, too. So join us at the Qwest for our annual Woodstock for Capitalists.

February 27, 2004	Warren E. Buffett
Chairman of the Board

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Selected Financial Data for the Past Five Years

(dollars in millions except per share data)

	2003	2002	2001	2000	1999
Revenues:
Insurance premiums earned	$21,493	$19,182	$17,905	$19,343	$14,306
Sales and service revenues	32,098	16,958	14,507	7,000	5,918
Interest, dividend and other investment income	3,098	2,943	2,765	2,685	2,314
Interest and other revenues of finance and financial products businesses	3,041	2,234	1,928	1,322	1,105
Realized investment gains (1)	4,129	918	1,488	4,499	1,247

Total revenues	$63,859	$42,235	$38,593	$34,849	$24,890

Earnings:
Net earnings (1) (2) (3)	$8,151	$4,286	$795	$3,328	$1,557

Net earnings per share (3)	$5,309	$2,795	$521	$2,185	$1,025

Year-end data:
Total assets	$180,559	$169,544	$162,752	$135,792	$131,416
Notes payable and other borrowings of insurance and other non-finance businesses	4,182	4,775	3,455	2,611	2,465
Notes payable and other borrowings of finance businesses	4,937	4,513	9,049	2,168	1,998
Shareholders’ equity	77,596	64,037	57,950	61,724	57,761
Class A equivalent common shares outstanding, in thousands	1,537	1,535	1,528	1,526	1,521
Shareholders’ equity per outstanding Class A equivalent common share	$50,498	$41,727	$37,920	$40,442	$37,987

(1)	The amount of realized investment gains and losses for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. After-tax realized investment gains were $2,729 million in 2003, $566 million in 2002, $923 million in 2001, $2,746 million in 2000 and $809 million in 1999.

(2)	Net earnings for the year ending December 31, 2001 includes pre-tax underwriting losses of $2.4 billion in connection with the September 11th terrorist attack. Such loss reduced net earnings by approximately $1.5 billion and earnings per share by $982.

(3)	Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests.

A reconciliation of Berkshire’s Consolidated Statements of Earnings for each of the five years ending December 31, 2003 from amounts reported to amounts exclusive of goodwill amortization is shown below. Goodwill amortization for the years ending December 31, 2001 and 2000 includes $78 million and $65 million, respectively, related to Berkshire’s equity method investment in MidAmerican Energy Holdings Company.

	2003	2002	2001	2000	1999
Net earnings as reported	$8,151	$4,286	$795	$3,328	$1,557
Goodwill amortization, after tax	—	—	636	548	476

Net earnings as adjusted	$8,151	$4,286	$1,431	$3,876	$2,033

Earnings per Class A equivalent common share:
As reported	$5,309	$2,795	$521	$2,185	$1,025
Goodwill amortization	—	—	416	360	313

Earnings per share as adjusted	$5,309	$2,795	$937	$2,545	$1,338

BERKSHIRE HATHAWAY INC.

ACQUISITION CRITERIA

We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:

(1)	Large purchases (at least $50 million of before-tax earnings),

(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),

(3)	Businesses earning good returns on equity while employing little or no debt,

(4) Management in place (we can’t supply it),

(5) Simple businesses (if there’s lots of technology, we won’t understand it),

(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).

The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.

We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer — customarily within five minutes — as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.

Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

Berkshire Hathaway Inc.

We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of earnings, cash flows and changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, effective January 1, 2002.

DELOITTE & TOUCHE LLP

March 4, 2004

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in millions except per share amounts)

	December 31,
	2003	2002
ASSETS
Insurance and Other:
Cash and cash equivalents	$31,262	$10,283
Investments:
Fixed maturity securities	26,116	38,096
Equity securities	35,287	28,363
Other	2,924	3,752
Receivables	12,314	13,153
Inventories	3,656	3,030
Property, plant and equipment	6,260	5,368
Goodwill of acquired businesses	22,948	22,298
Deferred charges reinsurance assumed	3,087	3,379
Other	4,468	4,023

	148,322	131,745

Investments in MidAmerican Energy Holdings Company	3,899	3,651

Finance and Financial Products:
Cash and cash equivalents	4,695	2,465
Investments in fixed maturity securities:
Available-for-sale	9,092	15,666
Other	711	1,187
Trading account assets	4,519	6,874
Loans and finance receivables	4,951	3,863
Other	4,370	4,093

	28,338	34,148

	$180,559	$169,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses	$45,393	$43,771
Unearned premiums	6,308	6,694
Life and health insurance benefits	2,872	2,642
Other policyholder liabilities	3,635	4,218
Accounts payable, accruals and other liabilities	6,386	4,995
Income taxes, principally deferred	11,479	8,051
Notes payable and other borrowings	4,182	4,775

	80,255	75,146

Finance and Financial Products:
Securities sold under agreements to repurchase	7,931	13,789
Trading account liabilities	5,445	7,274
Notes payable and other borrowings	4,937	4,513
Other	3,650	3,394

	21,963	28,970

Total liabilities	102,218	104,116

Minority shareholders’ interests	745	1,391

Shareholders’ equity:
Common stock - Class A, $5 par value and Class B, $0.1667 par value	8	8
Capital in excess of par value	26,151	26,028
Accumulated other comprehensive income	19,556	14,271
Retained earnings	31,881	23,730

Total shareholders’ equity	77,596	64,037

	$180,559	$169,544

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenues:
Insurance and Other:
Insurance premiums earned	$21,493	$19,182	$17,905
Sales and service revenues	32,098	16,958	14,507
Interest, dividend and other investment income	3,098	2,943	2,765
Realized investment gains	2,914	340	1,363

	59,603	39,423	36,540

Finance and Financial Products:
Interest income	1,093	1,497	1,377
Realized investment gains	1,215	578	125
Other	1,948	737	551

	4,256	2,812	2,053

	63,859	42,235	38,593

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses	14,927	15,256	18,385
Insurance underwriting expenses	4,848	4,324	3,574
Cost of sales and services	25,737	11,971	10,340
Selling, general and administrative expenses	4,228	3,033	2,735
Goodwill amortization	—	—	572
Interest expense	153	192	205

	49,893	34,776	35,811

Finance and Financial Products:
Interest expense	319	533	763
Other	2,056	926	715

	2,375	1,459	1,478

	52,268	36,235	37,289

Earnings before income taxes and equity in earnings of MidAmerican Energy Holdings Company	11,591	6,000	1,304
Equity in earnings of MidAmerican Energy Holdings Company	429	359	134

Earnings before income taxes and minority interests	12,020	6,359	1,438
Income taxes	3,805	2,059	590
Minority shareholders’ interests	64	14	53

Net earnings	$8,151	$4,286	$795

Average common shares outstanding *	1,535,405	1,533,294	1,527,234
Net earnings per common share *	$5,309	$2,795	$521

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per common share shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-thirtieth (1/30) of such amount or $177 per share for 2003, $93 per share for 2002, and $17 per share for 2001.

See accompanying Notes to Consolidated Financial Statements

29

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net earnings	$8,151	$4,286	$795
Adjustments to reconcile net earnings to cash flows from operating activities:
Realized investment gains	(4,129)	(918)	(1,488)
Depreciation and amortization	520	520	945
Changes in assets and liabilities before effects from business acquisitions:
Losses and loss adjustment expenses	397	3,209	7,571
Deferred charges reinsurance assumed	292	(147)	(498)
Unearned premiums	(585)	1,880	929
Receivables	2,018	(896)	219
Accounts payable, accruals and other liabilities	(907)	1,062	(339)
Finance businesses operating activities	1,558	2,940	(1,083)
Income taxes	505	195	(329)
Other	437	(996)	(148)

Net cash flows from operating activities	8,257	11,135	6,574

Cash flows from investing activities:
Purchases of securities with fixed maturities	(9,924)	(16,288)	(16,475)
Purchases of equity securities	(1,842)	(1,756)	(1,075)
Proceeds from sales of securities with fixed maturities	17,650	9,108	8,427
Proceeds from redemptions and maturities of securities with fixed maturities	9,847	6,740	4,305
Proceeds from sales of equity securities	3,159	1,340	3,881
Loans and investments originated in finance businesses	(3,046)	(2,281)	(9,502)
Principal collection on loans and investments originated in finance businesses	4,241	5,226	4,126
Acquisitions of businesses, net of cash acquired	(3,213)	(2,620)	(4,697)
Other	(759)	(780)	(684)

Net cash flows from investing activities	16,113	(1,311)	(11,694)

Cash flows from financing activities:
Proceeds from borrowings of finance businesses	2,479	211	6,288
Proceeds from other borrowings	822	1,472	824
Repayments of borrowings of finance businesses	(2,260)	(3,802)	(865)
Repayments of other borrowings	(783)	(774)	(798)
Change in short term borrowings of finance businesses	(63)	(1,207)	794
Changes in other short term borrowings	(642)	380	(345)
Other	(714)	146	116

Net cash flows from financing activities	(1,161)	(3,574)	6,014

Increase in cash and cash equivalents	23,209	6,250	894
Cash and cash equivalents at beginning of year	12,748	6,498	5,604

Cash and cash equivalents at end of year *	$35,957	$12,748	$6,498

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$31,262	$10,283	$5,313
Finance and Financial Products	4,695	2,465	1,185

	$35,957	$12,748	$6,498

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(dollars in millions)

	Year Ended December 31,
	2003	2002	2001
Class A & B Common Stock
Balance at beginning and end of year	$8	$8	$8

Capital in Excess of Par Value
Balance at beginning of year	$26,028	$25,607	$25,524
Common stock issued in connection with business acquisitions	—	324	—
Exercise of stock options issued in connection with business acquisitions and SQUARZ warrant premiums	123	97	83

Balance at end of year	$26,151	$26,028	$25,607

Retained Earnings
Balance at beginning of year	$23,730	$19,444	$18,649
Net earnings	8,151	4,286	795

Balance at end of year	$31,881	$23,730	$19,444

Accumulated Other Comprehensive Income
Unrealized appreciation of investments	$12,049	$3,140	$(5,583)
Applicable income taxes	(4,158)	(1,147)	1,956
Reclassification adjustment for appreciation included in net earnings	(4,129)	(918)	(1,488)
Applicable income taxes	1,379	341	536
Foreign currency translation adjustments and other	267	272	(114)
Applicable income taxes	(127)	(65)	24
Minimum pension liability adjustment	1	(279)	(35)
Applicable income taxes	(3)	29	12
Other	6	7	40

Other comprehensive income (loss)	5,285	1,380	(4,652)
Accumulated other comprehensive income at beginning of year	14,271	12,891	17,543

Accumulated other comprehensive income at end of year	$19,556	$14,271	$12,891

Comprehensive Income
Net earnings	$8,151	$4,286	$795
Other comprehensive income (loss)	5,285	1,380	(4,652)

Total comprehensive income (loss)	$13,436	$5,666	$(3,857)

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

(1)	Significant accounting policies and practices

(a)	Nature of operations and basis of consolidation

Berkshire Hathaway Inc. (“Berkshire” or “Company”) is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are property and casualty insurance businesses conducted on both a primary and reinsurance basis. Further information regarding these businesses and Berkshire’s other reportable business segments is contained in Note 20. Berkshire initiated and/or consummated a number of business acquisitions over the past three years which are discussed in Note 2.

The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all of its subsidiaries and affiliates in which Berkshire holds a controlling financial interest as of the financial statement date. Normally control reflects ownership of a majority of the voting interests. Other factors considered in determining whether control is held include whether Berkshire provides significant financial support as a result of its authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether Berkshire bears a majority of the financial risks.

Intercompany accounts and transactions have been eliminated. Certain amounts in 2002 and 2001 have been reclassified to conform with the current year presentation.

(b)	Use of estimates in preparation of financial statements

The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts that will be reported and settled over a period of many years. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, the determination of fair value of invested assets and related impairments, and the determination of goodwill impairments require considerable judgement by management. Actual results may differ from the estimates and assumptions used in preparing the Consolidated Financial Statements.

(c)	Cash equivalents

Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, and in other investments with a maturity of three months or less when purchased.

(d)	Investments

Berkshire’s management determines the appropriate classifications of investments in fixed maturity securities and equity securities at the time of acquisition and re-evaluates the classifications at each balance sheet date. Berkshire’s investments in fixed maturity and equity securities are primarily classified as available-for-sale, except for certain securities held by finance businesses which are classified as held-to-maturity.

Held-to-maturity investments are carried at amortized cost, reflecting Berkshire’s intent and ability to hold the securities to maturity. Available-for-sale securities are stated at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income.

Realized gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired and are included in the Consolidated Statements of Earnings. Berkshire reviews investments classified as held-to-maturity or available-for-sale as of each balance sheet date with respect to investments of an issuer carried at a net unrealized loss. If in management’s

1.	Significant accounting policies and practices (Continued)

(d)	Investments (Continued)

judgement, the decline in value is other-than-temporary, the cost of the investment is written down to fair value with a corresponding charge to earnings. Factors considered in determining whether an impairment exists include: the financial condition, business prospects and creditworthiness of the issuer, the length of time that the asset’s fair value has been less than cost, and Berkshire’s ability and intent to hold such investments until the fair value recovers.

Berkshire utilizes the equity method of accounting with respect to investments where it exercises significant influence, but not control, over the policies of the investee. A voting interest of at least 20% and no greater than 50% is normally a prerequisite for utilizing the equity method. However Berkshire may apply the equity method with less than 20% voting interests based upon the facts and circumstances including representation on the Board of Directors, contractual veto or approval rights, participation in policy making processes and the existence or absence of other significant owners. Berkshire applies the equity method to investments in common stock and investments in preferred stock when such preferred stock possesses substantially identical subordinated interests to common stock. Berkshire accounts for investments in unconsolidated limited partnerships under the equity method.

In applying the equity method, investments are recorded at cost and subsequently increased or decreased by the proportionate share of net earnings or losses of the investee. Berkshire also records its proportionate share of other comprehensive income items of the investee as a component of its comprehensive income. Dividends or other equity distributions are recorded as a reduction of the investment. In the event that net losses of the investee have reduced the equity method investment to zero, additional net losses may be recorded if additional investments in the investee are at-risk, even if Berkshire has not committed to provide financial support to the investee. Berkshire bases such additional equity method loss amounts, if any, on the change in its claim on the investee’s book value.

(e)	Loans and finance receivables

Loans and finance receivables consist of commercial and consumer loans originated or purchased by Berkshire’s finance and financial products businesses. Loans and finance receivables are carried at amortized cost.

(f)	Derivatives

Derivative contracts are predominantly used to manage economic risks associated with financial instruments of finance and financial products businesses, including other derivative contracts. In addition, Berkshire enters into derivative contracts to manage general economic risks of the Company as a whole. Derivative instruments include interest rate, currency and equity swaps and options, interest rate caps and floors, futures and forward contracts and foreign currency exchange contracts.

Berkshire carries all derivative contracts at estimated fair value. These contracts are classified as trading account assets or trading account liabilities in the accompanying Consolidated Balance Sheets and reflect reductions permitted under master netting agreements with counterparties. The fair values of these instruments represent the present value of expected future cash flows under the contract, which is a function of underlying interest rates, currency rates, security values, related volatility, the creditworthiness of counterparties and duration of the contract. Future changes in these factors or a combination thereof may affect the fair value of these instruments. Most derivative contracts entered into by Berkshire are not designated as hedges for accounting purposes. Realized and unrealized gains and losses from such contracts are included in the Consolidated Statements of Earnings.

(g)	Securities sold under agreements to repurchase

Securities sold under agreements to repurchase are accounted for as collateralized borrowings and are recorded at the contractual repurchase amounts.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(h)	Inventories

Inventories are stated at the lower of cost or market. Cost with respect to manufactured goods includes raw materials, direct and indirect labor and factory overhead. As of December 31, 2003, approximately 59% of the total inventory cost was determined using the last-in-first-out (“LIFO”) method, 28% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under FIFO methods was not material as of December 31, 2003 and December 31, 2002.

(i)	Property, plant and equipment

Property, plant and equipment is recorded at cost. Depreciation is provided principally on the straight-line method over estimated useful lives as follows: aircraft, simulators, training equipment and spare parts, 4 to 20 years; buildings and improvements, 10 to 40 years; machinery, equipment, furniture and fixtures, 3 to 20 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter. Interest is capitalized as an integral component of cost during the construction period of simulators and facilities and is amortized over the life of the related assets.

(j)	Goodwill of acquired businesses

Goodwill of acquired businesses represents the difference between purchase cost and the fair value of net assets of acquisitions accounted for under the purchase method. Prior to 2002, goodwill from each acquisition was generally amortized as a charge to earnings over periods not exceeding 40 years, and was reviewed for impairment if conditions were identified that indicated possible impairment.

Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminated the periodic amortization of goodwill in favor of an accounting model that is based solely upon impairment tests. Goodwill is reviewed for impairment using a variety of methods at least annually, and impairments, if any, are charged to earnings. Annual impairment tests are performed in the fourth quarter.

(k)	Revenue recognition

Insurance premiums for prospective property/casualty insurance and reinsurance and health reinsurance policies are earned in proportion to the level of insurance protection provided. In most cases, premiums are recognized as revenues ratably over their terms with unearned premiums computed on a monthly or daily pro rata basis. Premium adjustments on contracts and audit premiums are based on estimates made over the contract period. Premiums for retroactive reinsurance policies are earned at the inception of the contracts. Premiums for life reinsurance contracts are earned when due. Premiums earned are stated net of amounts ceded to reinsurers. Premiums are estimated with respect to certain reinsurance contracts where premiums are based upon reports from ceding companies for the reporting period that are contractually due after the balance sheet date.

Revenues from product sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product shipment, delivery or acceptance, depending on terms of the sales arrangement. Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period, or upon completion of the elements specified in the contract, depending on the terms of the contract.

(l)	Losses and loss adjustment expenses

Liabilities for unpaid losses and loss adjustment expenses represent estimated claim and claim settlement costs of property/casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted as discussed below. Estimated ultimate payment amounts are based upon (1) individual case estimates, (2) reports of losses from ceding insurers and (3) estimates of incurred but not reported (“IBNR”) losses.

The estimated liabilities of workers’ compensation claims assumed under reinsurance contracts are carried in the Consolidated Balance Sheets at discounted amounts. Discounted amounts are based upon an annual discount rate of 4.5% for claims arising prior to 2003 and 1% for claims arising after 2002. The

(1)	Significant accounting policies and practices (Continued)

(l)	Losses and loss adjustment expenses (Continued)

lower rate for post-2002 claims reflects the lower interest rate environment prevailing in the United States. The discount rates are the same rates used under statutory accounting principles. The periodic discount accretion is included in the Consolidated Statements of Earnings as a component of losses and loss adjustment expenses.

(m)	Deferred charges reinsurance assumed

The excess of estimated liabilities for claims and claim costs over the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk is established as a deferred charge at inception of such contracts. The deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. The periodic amortization charges are reflected in the accompanying Consolidated Statements of Earnings as losses and loss adjustment expenses.

Changes to the expected timing and estimated amount of loss payments produce changes in the unamortized deferred charge balance. Such changes in estimates are accounted for retrospectively with the net effect included in amortization expense in the period of the change.

(n)	Reinsurance

Provisions for losses and loss adjustment expenses are reported in the accompanying Consolidated Statements of Earnings after deducting amounts recovered and estimates of amounts recoverable under reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.

(o)	Insurance premium acquisition costs

Certain costs of acquiring insurance premiums are deferred, subject to ultimate recoverability, and charged to income as the premiums are earned. Acquisition costs consist of commissions, premium taxes, advertising and other underwriting costs. The recoverability of premium acquisition costs, generally, reflects anticipation of investment income. The unamortized balances of deferred premium acquisition costs are included in other assets and were $1,278 million and $1,303 million at December 31, 2003 and 2002, respectively.

(p)	Foreign currency

The accounts of foreign-based subsidiaries are measured using the local currency as the functional currency. Revenues and expenses of these businesses are translated into U.S. dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Gains and losses arising from other transactions denominated in a foreign currency are included in the Consolidated Statements of Earnings.

(q)	Deferred income taxes

Deferred income taxes are calculated under the liability method. Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income, primarily unrealized investment gains, are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense.

(r)	Accounting pronouncements to be adopted in 2004

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision to Statement No. 132, “Employers’ Disclosures about Pension Plans and Other Post Retirement Benefits”, which requires additional quantitative and qualitative disclosures concerning plan assets and benefit obligations. Certain of the new disclosures are effective immediately for U.S. plans and are included in Note 17.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(r)	Accounting pronouncements to be adopted in 2004 (Continued)

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which was originally issued in January 2003. FIN 46, as revised, provides guidance on the consolidation of certain entities when control exists through other than voting (or similar) interests and was effective immediately with respect to entities created after January 31, 2003. For certain special purpose entities created prior to February 1, 2003, FIN 46, as revised, became effective for financial statements issued after December 15, 2003. FIN 46, as revised, is effective for all other entities created prior to February 1, 2003 beginning with financial statements for reporting periods ending after March 15, 2004.

FIN 46, as revised, requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity (“VIE”). Berkshire is a limited partner in Value Capital L.P. (“Value Capital”), whose objective is to achieve income and capital growth from investment and arbitrage of fixed maturity securities. See Note 10. Neither Berkshire nor any of its subsidiaries possess any management authority over Value Capital and possess no voting or similar rights. Berkshire conducts no business activities with Value Capital. Berkshire does not guaranty or provide any financial support with respect to the obligations of Value Capital beyond its direct equity investment.

Berkshire has concluded that Value Capital meets the definition of a VIE under FIN 46, as revised. As the primary beneficiary of the VIE, Berkshire is required to consolidate Value Capital beginning in the first quarter of 2004. This change will have no effect on previously reported net earnings. Berkshire’s consolidated assets and liabilities will increase approximately $18.5 billion based upon the assets and liabilities of Value Capital as of December 31, 2003.

(2)	Significant business acquisitions

Berkshire’s long-held acquisition strategy is to purchase businesses with consistent earning power, good returns on equity, able and honest management and at sensible prices. Businesses with these characteristics typically have market values that exceed net asset value, thus producing goodwill for accounting purposes.

On May 23, 2003, Berkshire acquired McLane Company, Inc. (“McLane”), from Wal-Mart Stores, Inc. for cash consideration of approximately $1.5 billion. McLane is one of the nation’s largest wholesale distributors of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others.

On August 7, 2003, Berkshire acquired all the outstanding common stock of Clayton Homes, Inc. (“Clayton”) for cash consideration of approximately $1.7 billion in the aggregate. Clayton is a vertically integrated manufactured housing company with 20 manufacturing plants, 306 company owned stores, 535 independent retailers, 89 manufactured housing communities and financial services operations that provide mortgage services and insurance protection.

During 2002, Berkshire completed five business acquisitions for cash consideration of approximately $2.3 billion in the aggregate. Information concerning these acquisitions follows.

Albecca Inc. (“Albecca”)

On February 8, 2002, Berkshire acquired all of the outstanding shares of Albecca. Albecca designs, manufactures and distributes a complete line of high-quality custom picture framing products primarily under the Larson-Juhl name.

Fruit of the Loom (“FOL”)

On April 30, 2002, Berkshire acquired the basic apparel business of Fruit of the Loom, LTD. FOL is a leading vertically integrated basic apparel company manufacturing and marketing underwear, activewear, casualwear and childrenswear. FOL operates on a worldwide basis and sells its products principally in North America under the Fruit of the Loom and BVD brand names.

Garan, Incorporated (“Garan”)

On September 4, 2002, Berkshire acquired all of the outstanding common stock of Garan. Garan is a leading manufacturer of children’s, women’s, and men’s apparel bearing the private labels of its customers as well as several of its own trademarks, including GARANIMALS.

CTB International (“CTB”)

On October 31, 2002, Berkshire acquired all of the outstanding shares of CTB, a manufacturer of equipment and systems for the poultry, hog, egg production and grain industries.

(2)	Significant business acquisitions (Continued)

The Pampered Chef, LTD (“The Pampered Chef”)

On October 31, 2002, Berkshire acquired The Pampered Chef, LTD. The Pampered Chef is the premier direct seller of kitchen tools in the U.S., primarily through branded product lines.

In addition, Berkshire completed four business acquisitions during 2001. Information concerning these acquisitions follows.

Shaw Industries, Inc. (“Shaw”)

On January 8, 2001, Berkshire acquired approximately 87.3% of the common stock of Shaw for $19 per share, or $2.1 billion in the aggregate and in January 2002, Berkshire acquired the remaining shares in exchange for 4,505 shares of Berkshire Class A common stock and 7,063 shares of Berkshire Class B common stock. The aggregate market value of Berkshire stock issued was approximately $324 million. Shaw is the world’s largest manufacturer of tufted broadloom carpet and rugs for residential and commercial applications throughout the U.S. Shaw markets its residential and commercial products under a variety of brand names.

Johns Manville Corporation (“Johns Manville”)

On February 27, 2001, Berkshire acquired all of the outstanding shares of Johns Manville for $13 per share, or $1.8 billion in the aggregate. Johns Manville is a leading manufacturer of insulation and building products. Johns Manville manufactures and markets products for building and equipment insulation, commercial and industrial roofing systems, high-efficiency filtration media, and fibers and non-woven mats used as reinforcements in building and industrial applications.

MiTek Inc. (“MiTek”)

On July 31, 2001, Berkshire acquired a 90% interest in MiTek for approximately $400 million. Existing MiTek management acquired the remaining 10% interest. MiTek produces steel connector products, design engineering software and ancillary services for the building components market.

XTRA Corporation (“XTRA”)

On September 20, 2001, Berkshire acquired all of the outstanding shares of XTRA for approximately $578 million. XTRA is a leading operating lessor of transportation equipment, including over-the-road trailers, marine containers and intermodal equipment.

The results of operations for each of the entities acquired are included in Berkshire’s consolidated results of operations from the effective date of each acquisition. The following table sets forth certain unaudited consolidated earnings data for 2003 and 2002, as if each of the acquisitions discussed above were consummated on the same terms at the beginning of each year. Dollars are in millions, except per share amounts.

	2003	2002
Total revenues	$72,945	$66,194
Net earnings	8,203	4,512
Earnings per equivalent Class A common share	5,343	2,942

(3)	Investments in MidAmerican Energy Holdings Company

On March 14, 2000, Berkshire acquired 900,942 shares of common stock and 34,563,395 shares of convertible preferred stock of MidAmerican Energy Holdings Company (“MidAmerican”) for $35.05 per share, or approximately $1.24 billion in the aggregate. During March 2002, Berkshire acquired 6,700,000 additional shares of the convertible preferred stock for $402 million. Such investments currently give Berkshire about a 9.9% voting interest and an 83.7% economic interest in the equity of MidAmerican (80.5% on a diluted basis). Since March 2000, Berkshire and certain of its subsidiaries also acquired approximately $1,728 million of 11% non-transferable trust preferred securities, of which $150 million were redeemed in August 2003. Mr. Walter Scott, Jr., a member of Berkshire’s Board of Directors, controls approximately 88% of the voting interest in MidAmerican.

MidAmerican is a U.S. based global energy company whose principal businesses are regulated electric and natural gas utilities, regulated interstate natural gas transmission and electric power generation. Through its subsidiaries it owns and operates a combined electric and natural gas utility company in the United States, two natural gas pipeline companies in the United States, two electricity distribution companies in the United Kingdom and a diversified portfolio of domestic and international electric power projects. It also owns the second largest residential real estate brokerage firm in the United States.

Notes to Consolidated Financial Statements (Continued)

(3)	Investments in MidAmerican Energy Holdings Company (Continued)

While the convertible preferred stock does not vote generally with the common stock in the election of directors, the convertible preferred stock gives Berkshire the right to elect 20% of MidAmerican’s Board of Directors. The convertible preferred stock is convertible into common stock only upon the occurrence of specified events, including modification or elimination of the Public Utility Holding Company Act of 1935 so that holding company registration would not be triggered by conversion. Additionally, the prior approval of the holders of convertible preferred stock is required for certain fundamental transactions by MidAmerican. Such transactions include, among others: a) significant asset sales or dispositions; b) merger transactions; c) significant business acquisitions or capital expenditures; d) issuances or repurchases of equity securities; and e) the removal or appointment of the Chief Executive Officer. Through the investments in common and convertible preferred stock of MidAmerican, Berkshire has the ability to exercise significant influence on the operations of MidAmerican.

MidAmerican’s Articles of Incorporation further provide that the convertible preferred shares: a) are not mandatorily redeemable by MidAmerican or at the option of the holder; b) participate in dividends and other distributions to common shareholders as if they were common shares and otherwise possess no dividend rights; c) are convertible into common shares on a 1 for 1 basis, as adjusted for splits, combinations, reclassifications and other capital changes by MidAmerican; and d) upon liquidation, except for a de minimus first priority distribution of $1 per share, share ratably with the shareholders of common stock. Further, the aforementioned dividend and distribution arrangements cannot be modified without the positive consent of the preferred shareholders. Accordingly, the convertible preferred stock is, in substance, a substantially identical subordinate interest to a share of common stock and economically equivalent to common stock. Therefore, Berkshire accounts for its investments in MidAmerican pursuant to the equity method.

Condensed consolidated balance sheets of MidAmerican are as follows. Amounts are in millions.

	December 31, 2003	December 31, 2002
Assets:
Properties, plant, and equipment, net	$11,181	$10,285
Goodwill	4,306	4,258
Other assets	3,681	3,892

	$19,168	$18,435

Liabilities and shareholders’ equity:
Debt, except debt owed to Berkshire	$10,296	$10,286
Debt owed to Berkshire	1,578	1,728
Other liabilities and minority interests	4,523	4,127

	16,397	16,141
Shareholders’ equity	2,771	2,294

	$19,168	$18,435

Condensed consolidated statements of earnings of MidAmerican for each of the three years in the period ending December 31, 2003 are as follows. Amounts are in millions.

	2003	2002	2001
Revenues	$6,145	$4,968	$4,973

Costs and expenses:
Cost of sales and operating expenses	3,944	3,189	3,522
Depreciation and amortization	610	526	539
Interest expense – debt held by Berkshire	184	118	50
Other interest expense	727	640	443

	5,465	4,473	4,554

Earnings before taxes	680	495	419
Income taxes and minority interests	264	115	276

Net earnings	$416	$380	$143

(4)	Investments in fixed maturity securities

Investments in securities with fixed maturities as of December 31, 2003 and 2002 are shown below (in millions).

December 31, 2003	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$2,019	$95	$(5)	$2,109
Obligations of states, municipalities and political subdivisions	4,659	241	—	4,900
Obligations of foreign governments	4,986	80	(26)	5,040
Corporate bonds and redeemable preferred stock	8,677	2,472	(23)	11,126
Mortgage-backed securities	2,802	145	(6)	2,941

	$23,143	$3,033	$(60)	$26,116

Finance and financial products, available-for-sale:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$3,733	$320	$—	$4,053
Corporate bonds	704	79	—	783
Mortgage-backed securities	4,076	180	—	4,256

	$8,513	$579	$—	$9,092

Mortgage-backed securities, held-to-maturity	$563	$105	$—	$668

December 31, 2002	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$9,091	$966	$—	$10,057
Obligations of states, municipalities and political subdivisions	6,346	280	(1)	6,625
Obligations of foreign governments	3,813	92	(2)	3,903
Corporate bonds and redeemable preferred stocks	10,120	1,041	(118)	11,043
Mortgage-backed securities	6,155	321	(8)	6,468

	$35,525	$2,700	$(129)	$38,096

Finance and financial products, available-for-sale:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$3,543	$331	$—	$3,874
Corporate bonds	1,261	40	(10)	1,291
Mortgage-backed securities	10,202	299	—	10,501

	$15,006	$670	$(10)	$15,666

Mortgage-backed securities, held-to-maturity	$1,019	$178	$—	$1,197

Shown below are the amortized cost and estimated fair values of securities with fixed maturities at December 31, 2003, by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Amortized Cost	Fair Value
Due in 2004	$4,105	$4,217
Due 2005 – 2008	7,914	8,656
Due 2009 – 2013	8,590	10,018
Due after 2014	4,169	5,120

	24,778	28,011
Mortgage-backed securities	7,441	7,865

	$32,219	$35,876

Notes to Consolidated Financial Statements (Continued)

(5)	Investments in equity securities

Data with respect to investments in equity securities are shown below. Amounts are in millions.

December 31, 2003	Cost	Unrealized Gains(2)	Fair Value

Common stock of:
American Express Company(1)	$1,470	$5,842	$7,312
The Coca-Cola Company	1,299	8,851	10,150
The Gillette Company	600	2,926	3,526
Wells Fargo & Company	463	2,861	3,324
Other equity securities	4,683	6,292	10,975

	$8,515	$26,772	$35,287

December 31, 2002

Common stock of:
American Express Company(1)	$1,470	$3,889	$5,359
The Coca-Cola Company	1,299	7,469	8,768
The Gillette Company	600	2,315	2,915
Wells Fargo & Company	306	2,191	2,497
Other equity securities	5,489	3,335	8,824

	$9,164	$19,199	$28,363

(1)	Common shares of American Express Company (“AXP”) owned by Berkshire and its subsidiaries possessed approximately 11.8% of the voting rights of all AXP shares outstanding at December 31, 2003. The shares are held subject to various agreements which, generally, prohibit Berkshire from (i) unilaterally seeking representation on the Board of Directors of AXP and (ii) possessing 17% or more of the aggregate voting securities of AXP. Berkshire has entered into an agreement with AXP which will remain effective so long as Berkshire owns 5% or more of AXP’s voting securities. The agreement obligates Berkshire, so long as Kenneth Chenault is chief executive officer of AXP, to vote its shares in accordance with the recommendations of AXP’s Board of Directors. Additionally, subject to certain exceptions, Berkshire has agreed not to sell AXP common shares to any person who owns 5% or more of AXP voting securities or seeks to control AXP, without the consent of AXP.

(2)	Net of unrealized losses of $65 million and $406 million as of December 31, 2003 and 2002, respectively.

(6)	Realized investment gains (losses)

Realized investment gains (losses) are summarized below (in millions).

	2003	2002	2001
Fixed maturity securities —
Gross realized gains	$2,715	$997	$536
Gross realized losses	(129)	(287)	(201)
Equity securities and other —
Gross realized gains	2,033	791	1,522
Gross realized losses	(490)	(583)	(369)

	$4,129	$918	$1,488

Net realized gains are reflected in the Consolidated Statements of Earnings as follows.

Insurance and other	$2,914	$340	$1,363
Finance and financial products	1,215	578	125

	$4,129	$918	$1,488

(7)	Receivables

Receivables of insurance and other businesses are comprised of the following (in millions).

	December 31, 2003	December 31, 2002
Insurance premiums receivable	$5,183	$6,318
Reinsurance recoverables on unpaid losses	2,781	2,773
Trade and other receivables	4,791	4,437
Allowances for uncollectible accounts	(441)	(375)

	$12,314	$13,153

(8)	Goodwill of acquired businesses

Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. Thus, Berkshire’s Consolidated Statements of Earnings for 2003 and 2002 include no periodic amortization of goodwill. In 2001, goodwill amortization, net of tax, was $636 million (or $416 per equivalent Class A share). Such amount included $78 million related to Berkshire’s equity method investment in MidAmerican. A reconciliation of the change in the carrying value of goodwill for 2003 and 2002 is as follows (in millions).

	2003	2002
Balance at beginning of year	$22,298	$21,510
Acquisitions of businesses	650	788

Balance at end of year	$22,948	$22,298

(9)	Derivatives

Certain Berkshire subsidiaries, in particular, General Re Securities (“GRS”), regularly utilize derivatives as risk management tools. In January 2002, GRS commenced a long-term run-off of its operations. Previously GRS operated as a dealer in various types of derivatives instruments, such as swaps, forwards, futures and options, which are used by clients to manage economic risks arising from interest rate, foreign exchange rate, or market price movements. The run-off is expected to occur over a number of years during which GRS will limit its new business to certain risk management transactions and will unwind its existing asset and liability positions in an orderly manner. General Re Corporation, the parent of GRS, has guaranteed the obligations of GRS.

In addition, beginning in 2002, another Berkshire subsidiary entered into derivatives contracts with the objective of hedging a portion of certain corporate-wide risks. Accordingly, such contracts do not qualify for hedge accounting. During 2003, such contracts were primarily foreign currency exchange forward contracts. Additional information regarding Berkshire’s derivative contracts follows.

Derivative instruments involve, to varying degrees, elements of market, credit, and liquidity risks. Market risks may be controlled by taking offsetting positions in either cash instruments or other derivatives. Exposures are managed on a portfolio basis and monitored daily. For instance, GRS calculates the effect on operating results of potential changes in market variables, which include volatility, correlation and liquidity. GRS monitors risks over a one week period and has established $15 million as its value at risk limit with a 99th percentile confidence interval for potential losses over a weekly horizon. GRS, which may enter into long duration contracts, records fair value adjustments to recognize counterparty credit exposure and future costs associated with administering each contract. The fair value adjustment for counterparty credit exposures and future administrative costs on existing contracts was $55 million at December 31, 2003.

Master netting agreements are utilized to manage counterparty credit risk, where gains and losses are netted across all contracts with that counterparty. In addition, counterparty credit limits are established, and credit exposures are monitored in accordance with these limits. In addition, Berkshire may receive cash or investment grade securities from counterparties as collateral and, where appropriate, may purchase credit insurance or enter into other transactions to mitigate exposure, if balances exceed specified levels or if credit ratings of counterparties are downgraded below specified levels. Berkshire may incorporate contractual provisions that allow the unwinding of transactions under adverse conditions. Likewise, Berkshire may be required to post cash or securities as collateral with counterparties under similar circumstances.

Notes to Consolidated Financial Statements (Continued)

(9)	Derivatives (Continued)

At December 31, 2003, Berkshire subsidiaries accepted collateral with a fair value of $1,220 million to secure unrealized gains on derivatives. Of the securities held as collateral, approximately $31 million were repledged as of December 31, 2003. At December 31, 2003, securities with a fair value of approximately $441 million (which includes $31 million of repledged securities as described above) were pledged against derivative liabilities with a fair value of $733 million. Contractual terms with counterparties often require additional collateral to be posted immediately in the event of a decline in the financial rating of the counterparty or its guarantor.

Assuming non-performance by all counterparties on all contracts potentially subject to a loss, the maximum potential loss, based on the cost of replacement, net of collateral held, at market rates prevailing at December 31, 2003 approximated $3,439 million. The following table presents derivatives portfolios by counterparty credit quality and maturity at December 31, 2003. The amounts shown under gross exposure in the table are before consideration of netting arrangements and collateral held by Berkshire affiliates. Net fair value shown in the table represents unrealized gains on financial instrument contracts in gain positions, net of any unrealized loss owed to these counterparties on offsetting positions. Net exposure shown in the table that follows is net fair value less collateral held. Amounts are in millions.

Gross Exposure

	0 – 5	6 – 10	Over 10	Total	Net Fair Value	Net Exposure	Percentage of Total
	(years)
Credit quality
AAA	$1,119	$443	$631	$2,193	$557	$557	16%
AA	3,236	1,781	1,969	6,986	2,187	1,578	46
A	2,341	1,035	1,517	4,893	1,554	1,132	33
BBB and Below	361	175	39	575	221	172	5

Total	$7,057	$3,434	$4,156	$14,647	$4,519	$3,439	100%

Liquidity risk can arise from funding the portfolio of open transactions. Movements in underlying market variables affect both future cash flows related to the transactions and collateral required to cover the value of open positions.

(10)	Investment in Value Capital

Value Capital L.P., (“Value Capital”), a limited partnership, commenced operations in 1998. A wholly owned Berkshire subsidiary is a limited partner in Value Capital. The partnership’s objective is to achieve income and capital growth from investments and arbitrage in fixed income investments. Profits and losses (after fees to the general partner) are allocated to the partners based upon each partner’s investment. Through December 31, 2003, Berkshire accounted for its limited partnership investment pursuant to the equity method. At December 31, 2003, the carrying value of $634 million (including Berkshire’s share of accumulated undistributed earnings of $204 million) is included as a component of other assets of finance and financial products businesses. In January of 2004, Berkshire received a cash distribution of $30 million from Value Capital. As a limited partner, Berkshire’s exposure to loss is limited to the carrying value of its investment. Beginning in 2004, Berkshire will consolidate Value Capital in connection with the adoption of FIN 46, as revised. See Note 1 (r) for additional information.

As of December 31, 2003, Value Capital had total assets of $19.2 billion, total liabilities of $18.5 billion and capital of $688 million. For the year ending December 31, 2003, revenues were $596 million, expenses were $564 million and net earnings were $32 million.

(11)	Unpaid losses and loss adjustment expenses

The balances of unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities, particularly with respect to certain casualty or liability claims, which are typically reported over long periods of time and subject to changing legal and litigation trends. This delay in claim reporting is exacerbated in reinsurance of liability or casualty claims as claim reporting by ceding companies is further delayed by contract terms.

(11)	Unpaid losses and loss adjustment expenses (Continued)

Supplemental data with respect to unpaid losses and loss adjustment expenses of property/casualty insurance subsidiaries (in millions) is as follows.

	2003	2002	2001
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$43,771	$40,562	$32,868
Ceded losses and deferred charges	(6,002)	(6,189)	(5,590)

Net balance	37,769	34,373	27,278

Incurred losses recorded:
Current accident year	13,135	12,206	15,607
All prior accident years	480	1,540	1,152

Total incurred losses	13,615	13,746	16,759

Payments with respect to:
Current accident year	4,493	4,042	4,435
All prior accident years	8,092	6,653	5,352

Total payments	12,585	10,695	9,787

Unpaid losses and loss adjustment expenses:
Net balance at end of year	38,799	37,424	34,250
Ceded losses and deferred charges	5,684	6,002	6,189
Foreign currency translation adjustment	910	345	30
Net liabilities assumed in connection with business acquisitions	—	—	93

Gross liabilities at end of year	$45,393	$43,771	$40,562

Incurred losses “all prior accident years” reflects the amount of estimation error charged or credited to earnings in each year with respect to the liabilities established as of the beginning of that year. Berkshire recorded additional losses of $480 million in 2003, $1,540 million in 2002 and $1,152 million in 2001 with respect to losses occurring in prior years. Such amounts as percentages of the net balance as of the beginning of the year were 1.3%, 4.5% and 4.2% in 2003, 2002 and 2001, respectively.

Prior accident years’ losses incurred also include amortization of deferred charges related to retroactive reinsurance contracts incepting prior to January 1, 2003. Amortization charges included in prior accident years’ losses were $432 million in 2003, $430 million in 2002 and $328 million in 2001. Certain workers’ compensation reserves of General Re are discounted. Net discounted liabilities at December 31, 2003 and 2002 were $2,211 million and $2,015 million, respectively, and are net of discounts totaling $2,435 million and $2,405 million. Periodic accretions of these discounts are also a component of prior years’ losses incurred. The accretion of discounted liabilities is included in incurred losses for all prior accident years and was approximately $85 million in 2003, $81 million in 2002 and $69 million in 2001. The most significant component of losses from prior years’ occurrences in both 2002 and 2001 was reserve increases with respect to General Re’s North American and international property/casualty reinsurance businesses.

Berkshire’s insurance subsidiaries are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Loss reserve estimates for environmental and asbestos exposures include case basis reserves, which also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon Berkshire’s historic general liability exposure base and policy language, previous environmental and loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

The liabilities for environmental, asbestos, and latent injury claims and claims expenses net of reinsurance recoverables were approximately $5.5 billion at December 31, 2003 and $6.6 billion at December 31, 2002. These liabilities include $4.4 billion at December 31, 2003 and $5.4 billion at December 31, 2002, of liabilities assumed under

Notes to Consolidated Financial Statements (Continued)

(11)	Unpaid losses and loss adjustment expenses (Continued)

retroactive reinsurance contracts written by the Berkshire Hathaway Reinsurance Group. The decline in these liabilities over the last twelve months was primarily attributed to commutations of certain contracts in 2003. Claim liabilities arising from the retroactive contracts are subject to aggregate policy limits. Thus, Berkshire’s exposure to environmental and latent injury claims under these contracts is, likewise, limited. Claims paid or reserved under these policies were approximately 86% of aggregate policy limits as of the end of 2003.

Berkshire monitors evolving case law and its effect on environmental and latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to Berkshire’s results of operations. It is not possible to reliably estimate the amount of additional net loss, or the range of net loss, that is reasonably possible.

(12)	Notes payable and other borrowings

Notes payable and other borrowings of Berkshire and its subsidiaries as of December 31, 2003 and 2002 are summarized below. Amounts are in millions.

	2003	2002
Insurance and other:
Issued by Berkshire:
SQUARZ notes 3% due 2007	$400	$400
Investment agreements due 2012-2033	632	386
Issued by subsidiaries and guaranteed by Berkshire:
Commercial paper and other short-term borrowings	1,527	1,834
Other debt due 2006-2035	315	275
Issued by subsidiaries and not guaranteed by Berkshire:
Commercial paper and other short-term borrowings	14	349
Borrowings under investment agreements due 2004-2041	271	384
Other debt due 2004-2032	1,023	1,147

	$4,182	$4,775

Finance and financial products:
Issued by subsidiaries and guaranteed by Berkshire:
Commercial paper and other short-term borrowings	$83	$22
3.375% notes due 2008	744	—
4.20% notes due 2010	497	—
4.625% notes due 2013	744	—
Bank borrowings due 2006	525	2,175
Other	201	196
Issued by subsidiaries and not guaranteed by Berkshire:
Commercial paper and other short-term borrowings	80	204
Other debt due 2004-2037	2,063	1,916

	$4,937	$4,513

Commercial paper and other short-term borrowings are obligations of certain businesses that utilize short-term borrowings as part of financing their operations. Weighted average interest rates as of December 31, 2003 and 2002 were 1.3% and 2.4% respectively. Berkshire affiliates have approximately $6.6 billion available unused lines of credit and commercial paper capacity to support their short-term borrowing programs and, otherwise, provide additional liquidity.

Investment agreements represent numerous individual contractual borrowing arrangements under which Berkshire is required to periodically pay interest over contract terms, which range from a few months to over 30 years. Interest under such contracts may be at fixed or variable rates. The weighted average interest rate on amounts outstanding as of December 31, 2003 and 2002 was 3.1% and 3.9%, respectively. Under certain conditions, principal amounts may be redeemed without premium prior to the contractual maturity date at the option of the counterparties.

(12)	Notes payable and other borrowings (Continued)

On May 28, 2002, Berkshire issued 40,000 SQUARZ securities for net proceeds of $398 million. Each SQUARZ security consists of a $10,000 par amount senior note due in November 2007 together with a warrant, which expires in May 2007, to purchase either 0.1116 shares of Class A common stock or 3.3480 shares of Class B common stock for $10,000. A warrant premium is payable to Berkshire at an annual rate of 3.75% and interest is payable to note holders at a rate of 3.00% per annum. All debt and warrants issued in conjunction with SQUARZ securities were outstanding at December 31, 2003.

In September 2003, Berkshire Hathaway Finance Corporation (“BHFC”), a wholly-owned subsidiary of Berkshire, issued $1.5 billion par of senior notes consisting of $750 million par of 3.375% notes due 2008 and $750 million par of 4.625% notes due 2013. In December 2003, BHFC issued an additional $500 million par of 4.20% notes due 2010. The proceeds were used in the financing activities of Clayton Homes.

Bank borrowings due 2006 relate to Berkadia LLC’s (“Berkadia”) floating rate loan to FINOVA Capital Corporation, a subsidiary of The FINOVA Group (“FNV”) in connection with a restructuring of all of that entity’s then outstanding bank debt and publicly traded debt securities in August 2001. Berkadia financed the entire loan to FNV ($5.6 billion) through a floating rate loan from a third party lending facility led by Fleet Bank (“Fleet Loan”), which is secured by the FNV loan. Subsequent to December 31, 2003, FNV repaid the entire remaining principal amount on the loan and Berkadia has fully repaid the Fleet Loan.

Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations of the issuer.

Payments of principal amounts expected during the next five years are as follows (in millions).

	2004	2005	2006	2007	2008
Insurance and other	$1,606	$255	$118	$556	$15
Finance and financial products	1,347	79	129	107	1,057

	$2,953	$334	$247	$663	$1,072

(13)	Income taxes

The liability for income taxes as of December 31, 2003 and 2002 as reflected in the accompanying Consolidated Balance Sheets is as follows (in millions).

	2003	2002
Payable currently	$44	$(21)
Deferred	11,435	8,072

	$11,479	$8,051

The Consolidated Statements of Earnings reflect charges for income taxes as shown below (in millions).

	2003	2002	2001
Federal	$3,490	$1,916	$599
State	81	87	68
Foreign	234	56	(77)

	$3,805	$2,059	$590

Current	$3,346	$2,218	$91
Deferred	459	(159)	499

	$3,805	$2,059	$590

Notes to Consolidated Financial Statements (Continued)

(13)	Income taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are shown below (in millions).

	2003	2002
Deferred tax liabilities:
Unrealized appreciation of investments	$10,663	$7,884
Deferred charges reinsurance assumed	1,080	1,183
Property, plant and equipment	1,124	1,059
Investments	337	282
Other	1,350	648

	14,554	11,056

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(1,299)	(870)
Unearned premiums	(372)	(413)
Other	(1,448)	(1,701)

	(3,119)	(2,984)

Net deferred tax liability	$11,435	$8,072

Charges for income taxes are reconciled to hypothetical amounts computed at the Federal statutory rate in the table shown below (in millions).

	2003	2002	2001
Earnings before income taxes	$12,020	$6,359	$1,438

Hypothetical amounts applicable to above computed at the Federal statutory rate	$4,207	$2,226	$503
Tax effects resulting from:
Tax-exempt interest income	(88)	(109)	(123)
Dividends received deduction	(100)	(97)	(101)
Net earnings of MidAmerican	(150)	(126)	(47)
Goodwill amortization	—	—	191
State income taxes, less Federal income tax benefit	53	57	44
Foreign rate differences	(104)	59	82
Other differences, net	(13)	49	41

Total income taxes	$3,805	$2,059	$590

(14)	Dividend restrictions – Insurance subsidiaries

Payments of dividends by insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, insurance subsidiaries may pay up to approximately $3.7 billion as ordinary dividends during 2004.

Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $40.7 billion at December 31, 2003 and $28.4 billion at December 31, 2002.

Statutory surplus differs from the corresponding amount determined on the basis of GAAP. The major differences between statutory basis accounting and GAAP are that deferred charges reinsurance assumed, deferred policy acquisition costs, unrealized gains and losses on investments in securities with fixed maturities and related deferred income taxes are recognized under GAAP but not for statutory reporting purposes. In addition, statutory accounting for goodwill of acquired businesses requires amortization of goodwill over 10 years as compared to 40 years under GAAP for periods ending December 31, 2001 and prior. As of January 1, 2002, under GAAP, goodwill is only subject to tests for impairment.

(15)	Fair values of financial instruments

The estimated fair values of Berkshire’s financial instruments as of December 31, 2003 and 2002, are as follows (in millions).

	Carrying Value		Fair Value
	2003	2002	2003	2002
Insurance and other:
Investments in fixed maturity securities	$26,116	$38,096	$26,116	$38,096
Investments in equity securities	35,287	28,363	35,287	28,363
Notes payable and other borrowings	4,182	4,775	4,334	4,925
Finance and financial products:
Investments in fixed maturity securities	9,803	16,853	9,908	17,031
Trading account assets	4,519	6,874	4,519	6,874
Loans and finance receivables	4,951	3,863	5,067	3,988
Notes payable and other borrowings	4,937	4,513	5,019	4,661
Trading account liabilities	5,445	7,274	5,445	7,274

In determining fair value of financial instruments, Berkshire used quoted market prices when available. For instruments where quoted market prices were not available, independent pricing services or appraisals by Berkshire’s management were used. Those services and appraisals reflected the estimated present values utilizing current risk adjusted market rates of similar instruments. The carrying values of cash and cash equivalents, accounts receivable and payable, other accruals, securities sold under agreements to repurchase and other liabilities are deemed to be reasonable estimates of their fair values.

Considerable judgment is necessarily required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

(16)	Common stock

Changes in issued and outstanding Berkshire common stock during the three years ended December 31, 2003 are shown in the table below.

	Class A Common Stock $5 Par Value (1,650,000 shares authorized) Shares Issued and Outstanding	Class B Common $0.1667 Par Value (55,000,000 shares authorized) Shares Issued and Outstanding
Balance December 31, 2000	1,343,904	5,469,786
Conversions of Class A common stock to Class B common stock and other	(20,494)	674,436

Balance December 31, 2001	1,323,410	6,144,222
Common stock issued in connection with a business acquisition	4,505	7,063
Conversions of Class A common stock to Class B common stock and other	(16,729)	552,832

Balance December 31, 2002	1,311,186	6,704,117
Conversions of Class A common stock to Class B common stock and other	(28,207)	905,426

Balance December 31, 2003	1,282,979	7,609,543

Each share of Class B common stock has dividend and distribution rights equal to one-thirtieth (1/30) of such rights of a Class A share. Accordingly, on an equivalent Class A common stock basis there are 1,536,630 shares outstanding as of December 31, 2003 and 1,534,657 shares as of December 31, 2002.

Each share of Class A common stock is convertible, at the option of the holder, into thirty shares of Class B common stock. Class B common stock is not convertible into Class A common stock. Each share of Class B common stock possesses voting rights equivalent to one-two-hundredth (1/200) of the voting rights of a share of Class A common stock. Class A and Class B common shares vote together as a single class.

Notes to Consolidated Financial Statements (Continued)

(17)	Pension plans

Certain Berkshire subsidiaries individually sponsor defined benefit pension plans covering their employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. Funding policies are generally to contribute amounts required to meet regulatory requirements plus additional amounts determined by management based on actuarial valuations.

The components of net periodic pension expense for each of the three years ending December 31, 2003 are as follows (in millions).

	2003	2002	2001
Service cost	$106	$91	$72
Interest cost	182	164	138
Expected return on plan assets	(159)	(147)	(137)
Net amortization, deferral and other	5	8	3

Net pension expense	$134	$116	$76

The increase (decrease) in minimum liabilities included in other comprehensive income for each year are as follows (in millions). Such amounts do not include Berkshire’s share of changes in minimum liabilities of MidAmerican.

2003	2002	2001
$(16)	$2	$30

The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. The projected benefit obligation is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and includes assumptions regarding future compensation levels when benefits are based on those amounts. Information regarding accumulated and projected benefit obligations and plan assets are as follows (in millions).

	2003	2002
Projected benefit obligation, beginning of year	$2,862	$2,376
Service cost	106	91
Interest cost	182	164
Benefits paid	(150)	(165)
Benefit obligations of acquired businesses	—	318
Actuarial loss and other	193	78

Projected benefit obligation, end of year	$3,193	$2,862

Accumulated benefit obligation, end of year	$2,675	$2,408

Plan assets at fair value, beginning of year	$2,548	$2,215
Employer contributions	78	59
Benefits paid	(150)	(165)
Plan assets of acquired businesses	—	231
Actual return on plan assets	332	200
Other and expenses	11	8

Plan assets at fair value, end of year	$2,819	$2,548

Defined benefit pension plan obligations to U.S. employees are funded through assets held in trusts and are not included as assets in Berkshire’s Consolidated Financial Statements. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. As of December 31, 2003 and 2002, total plan assets were invested as follows:

	2003	2002
Fixed maturity investments:
Cash and equivalents	$813	$260
U.S. Government obligations	152	46
Mortgage-backed securities	597	1,349
Corporate obligations	451	510
Equity securities	764	341
Other	42	42

	$2,819	$2,548

(17)	Pension plans (Continued)

Pension plan assets are generally invested with the long-term objective of earning sufficient amounts to cover expected benefit obligations, while assuming a prudent level of risk. There are no target allocation investment percentages with respect to individual or categories of investments. Allocations may change rapidly as a result of changing market conditions and investment opportunities. The expected rates of return on plan assets reflect Berkshire’s subjective assessment of expected invested asset returns over a period of several years, given the current low interest rate environment and current equity security valuations, in general. Actual experience will differ from the assumed rates, in particular over quarterly or annual periods as a result of market volatility and changes in the mix of assets.

The funded status of the plans as of December 31, 2003 and 2002 is as follows (in millions).

	2003	2002
Excess of projected benefit obligations over plan assets	$374	$314
Unrecognized net actuarial gains and other	134	108

Accrued benefit cost liability	$508	$422

The total net deficit status for plans (including unfunded plans) with accumulated benefit obligations in excess of plan assets was $378 million and $320 million as of December 31, 2003 and 2002, respectively. Expected contributions to plans during 2004 are estimated to be $72 million.

The benefit payments, which reflect expected future service as appropriate, are expected to be paid as follows (in millions).

2004	2005	2006	2007	2008	2009 to 2013
$144	$144	$152	$157	$166	$ 955

Weighted average assumptions used in determining projected benefit obligations were as follows. These rates are substantially the same as the weighted average rates used in determining the net periodic pension expense.

	2003	2002
Discount rate	6.0	6.4
Discount rate – non-U.S. plans	5.3	5.9
Long-term expected rate of return on plan assets	6.5	6.5
Rate of compensation increase	4.6	4.7
Rate of compensation increase – non-U.S. plans	2.6	3.8

Most Berkshire subsidiaries also sponsor defined contribution retirement plans, such as a 401(k) or profit sharing plans. The plans generally cover all employees who meet specified eligibility requirements. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Berkshire subsidiaries generally match these contributions up to levels specified in the plans, and may make additional discretionary contributions as determined by management. The total expenses related to employer contributions for these plans were $242 million, $202 million and $77 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(18)	Litigation

GEICO is a defendant in a number of class action lawsuits related to the use of replacement repair parts not produced by the original auto manufacturer, the calculation of “total loss” value and whether to pay diminished value as part of the settlement of certain claims. Management intends to vigorously defend GEICO’s position on these claim settlement procedures. However, these lawsuits are in various stages of development and the ultimate outcome cannot be reasonably determined.

Berkshire and its subsidiaries are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect Berkshire’s insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. Berkshire does not believe that such normal and routine litigation will have a material effect on its financial condition or results of operations.

Notes to Consolidated Financial Statements (Continued)

(19)	Supplemental cash flow information

A summary of supplemental cash flow information for each of the three years ending December 31, 2003 is presented in the following table (in millions).

	2003	2002	2001
Cash paid during the year for:
Income taxes	$3,309	$1,945	$905
Interest of finance and financial products businesses	372	509	726
Interest of insurance and other businesses	215	207	221
Non-cash investing and financing activities:
Liabilities assumed in connection with acquisitions of businesses	2,167	700	3,507
Common shares issued in connection with acquisitions of businesses	—	324	—
Securities sold (purchased) offset by decrease (increase) in repurchase agreements	5,936	6,666	(6,731)

(20)	Business segment data

Information related to Berkshire’s reportable business operating segments is shown below. Berkshire’s reportable segments are reported in a manner consistent with the way management evaluates the businesses. As such, insurance underwriting activities are evaluated separately from investment activities. Realized investment gains are not considered relevant in evaluating investment performance on an annual basis. Amortization of purchase accounting adjustments is not considered by management in evaluating the results of the business segments.

Business Identity	Business Activity
GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for property and casualty insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

Fruit of the Loom, Garan, Fechheimer Brothers, H.H. Brown Shoe, Lowell Shoe, Justin Brands and Dexter Shoe (“Apparel”)	Manufacturing and distribution of a variety of footwear and clothing products, including underwear, activewear, children’s clothes and uniforms

Acme Building Brands, Benjamin Moore, Johns Manville and MiTek (“Building products”)	Manufacturing and distribution of a variety of building materials and related products and services

BH Finance, Clayton Homes, XTRA, CORT, Berkshire Hathaway Life and General Re Securities (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing, furniture leasing, life annuities and risk management products

FlightSafety and NetJets (“Flight services”)	Training to operators of aircraft and ships and providing fractional ownership programs for general aviation aircraft

McLane	Wholesale distributing of groceries and non-food items

Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture Company, Jordan’s Furniture, Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler (“Retail”)	Retail sales of home furnishings, appliances, electronics, fine jewelry and gifts

Shaw Industries	Manufacturing and distribution of carpet and floor coverings under a variety of brand names

Other businesses not specifically identified consist of: Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Buffalo News, a newspaper publisher in Western New York; International Dairy Queen, which licenses and services a system of about 6,000 Dairy Queen stores; See’s Candies, a manufacturer and distributor of boxed chocolates and other confectionery products; Larson-Juhl, which designs, manufactures, and distributes custom picture framing products; CTB International, a manufacturer of equipment and systems for the poultry, hog, egg production and grain industries and The Pampered Chef, a direct seller of kitchen tools.

(20)	Business segment data (Continued)

A disaggregation of Berkshire’s consolidated data for each of the three most recent years is presented in the tables which follow on this and the following page. Amounts are in millions.

	Revenues
	2003	2002	2001
Operating Businesses:
Insurance group:
Premiums earned:
GEICO	$7,784	$6,670	$6,060
General Re	8,245	8,500	8,353
Berkshire Hathaway Reinsurance Group	4,430	3,300	2,991
Berkshire Hathaway Primary Group	1,034	712	501
Investment income	3,238	3,067	2,844

Total insurance group	24,731	22,249	20,749
Apparel	2,075	1,619	726
Building products	3,846	3,702	3,269
Finance and financial products	3,073	2,234	1,928
Flight services	2,431	2,837	2,563
McLane Company	13,743	—	—
Retail	2,311	2,103	1,998
Shaw Industries	4,660	4,334	4,012
Other businesses	3,040	2,375	1,957

	59,910	41,453	37,202
Reconciliation of segments to consolidated amount:
Realized investment gains	4,129	918	1,488
Other revenues	39	29	35
Eliminations	(83)	(56)	(65)
Purchase-accounting adjustments	(136)	(109)	(67)

	$63,859	$42,235	$38,593

	Earnings (loss) before taxes
	2003	2002	2001
Operating Businesses:
Insurance group:
Underwriting gain (loss):
GEICO	$452	$416	$221
General Re	145	(1,393)	(3,671)
Berkshire Hathaway Reinsurance Group	1,047	547	(634)
Berkshire Hathaway Primary Group	74	32	30
Net investment income	3,223	3,050	2,824

Total insurance group	4,941	2,652	(1,230)
Apparel	289	229	(33)
Building products	559	516	461
Finance and financial products	619	726	402
Flight services	72	225	186
McLane Company	150	—	—
Retail	165	166	175
Shaw Industries	436	424	292
Other businesses	486	381	320

	7,717	5,319	573
Reconciliation of segments to consolidated amount:
Realized investment gains	4,121	884	1,445
Equity in earnings of MidAmerican Energy Holdings Company	429	359	134
Interest expense, excluding interest allocated to business segments	(94)	(86)	(92)
Corporate and other	24	2	8
Goodwill amortization and other purchase-accounting adjustments	(177)	(119)	(630)

	$12,020	$6,359	$1,438

Notes to Consolidated Financial Statements (Continued)

(20)	Business segment data (Continued)

	Capital expenditures *			Depreciation of tangible assets
Operating Businesses:	2003	2002	2001	2003	2002	2001
Insurance group:
GEICO	$39	$31	$20	$34	$32	$70
General Re	13	18	19	26	17	20
Berkshire Hathaway Primary Group	3	4	3	3	3	2

Total insurance group	55	53	42	63	52	92
Apparel	71	51	8	51	37	13
Building products	170	158	152	174	152	124
Finance and financial products	232	51	21	161	150	57
Flight services	150	241	408	136	127	108
McLane Company	51	—	—	59	—	—
Retail	106	113	76	51	40	37
Shaw Industries	120	196	71	91	91	88
Other businesses	47	65	33	43	30	25

	$1,002	$928	$811	$829	$679	$544

*	Excludes capital expenditures which were part of business acquisitions.

	Goodwill at year-end		Identifiable assets at year-end
Operating Businesses:	2003	2002	2003	2002
Insurance group:
GEICO	$1,370	$1,370	$14,088	$12,751
General Re	13,515	13,503	38,831	38,271
Berkshire Hathaway Reinsurance Group	—	—	51,133	40,181
Berkshire Hathaway Primary Group	143	143	4,952	4,770

Total insurance group	15,028	15,016	109,004	95,973
Apparel (1)	57	57	1,523	1,539
Building products	2,131	2,082	2,593	2,515
Finance and financial products	877	495	28,338	34,148
Flight services	1,369	1,369	2,875	3,105
McLane Company (2)	145	—	2,243	—
Retail	434	434	1,495	1,341
Shaw Industries	1,996	1,941	1,999	1,932
Other businesses (3)	911	904	1,813	1,785

	$22,948	$22,298	151,883	142,338

Reconciliation of segments to consolidated amount:
Corporate and other			1,829	1,257
Investments in MidAmerican Energy Holdings Company			3,899	3,651
Goodwill			22,948	22,298

			$180,559	$169,544

		2003	2002
(1)	Excludes other intangible assets not subject to amortization of	$311	$311
(2)	Excludes other intangible assets not subject to amortization of	65	—
(3)	Excludes other intangible assets not subject to amortization of	697	697

(20)	Business segment data (Continued)

Insurance premiums written by geographic region (based upon the domicile of the insured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2003	2002	2001	2003	2002	2001
United States	$14,701	$14,297	$13,319	$1,031	$1,153	$1,176
Western Europe	3,880	3,870	2,352	297	411	518
All other	797	800	1,065	510	335	311

	$19,378	$18,967	$16,736	$1,838	$1,899	$2,005

Consolidated sales and service revenues in 2003, 2002 and 2001 totaled $32.1 billion, $17.0 billion and $14.5 billion respectively. Over 90% of such amounts in each year were in the United States with the remainder primarily in Canada and Europe. In 2003, consolidated sales and service revenues included $5.5 billion of sales to Wal-Mart Stores, Inc. which were primarily related to McLane’s wholesale distribution business that Berkshire acquired in May 2003.

Premiums written and earned by Berkshire’s property/casualty and life/health insurance businesses during each of the three years ending December 31, 2003 are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2003	2002	2001	2003	2002	2001
Premiums Written:
Direct	$10,710	$9,457	$8,294
Assumed	9,227	10,471	9,332	$2,517	$2,031	$2,162
Ceded	(559)	(961)	(890)	(679)	(132)	(157)

	$19,378	$18,967	$16,736	$1,838	$1,899	$2,005

Premiums Earned:
Direct	$10,342	$8,825	$7,654
Assumed	9,992	9,293	9,097	$2,520	$2,021	$2,143
Ceded	(688)	(822)	(834)	(673)	(135)	(155)

	$19,646	$17,296	$15,917	$1,847	$1,886	$1,988

(21)	Quarterly data

A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2003
Revenues	$11,376	$14,396	$18,232	$19,855
Net earnings (1)	1,730	2,229	1,806	2,386
Net earnings per equivalent Class A common share	1,127	1,452	1,176	1,553

2002
Revenues	$9,506	$10,030	$10,603	$12,096
Net earnings (1)	916	1,045	1,141	1,184
Net earnings per equivalent Class A common share	598	681	744	772

(1)	Includes realized investment gains, which, for any given period have no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. After-tax realized investment gains for the periods presented above are as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Realized investment gains – 2003	$526	$905	$453	$845
Realized investment gains – 2002	100	43	164	259

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

Net earnings for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and minority interest. Dollars are in millions.

	2003	2002	2001
Insurance – underwriting	$1,114	$(284)	$(2,654)
Insurance – investment income	2,276	2,096	1,968
Non-insurance businesses	1,745	1,668	1,082
Equity in earnings of MidAmerican Energy Holdings Company	429	359	134
Interest expense	(59)	(55)	(60)
Purchase-accounting adjustments	(104)	(65)	(603)
Other	21	1	5

Earnings before realized investment gains	5,422	3,720	(128)
Realized investment gains	2,729	566	923

Net earnings	$8,151	$4,286	$795

The business segment data (Note 20 to Consolidated Financial Statements) should be read in conjunction with this discussion.

Insurance — Underwriting

A summary follows of underwriting results from Berkshire’s insurance businesses for the past three years. Dollars are in millions.

	2003	2002	2001
Underwriting gain (loss) attributable to:
GEICO	$452	$416	$221
General Re	145	(1,393)	(3,671)
Berkshire Hathaway Reinsurance Group	1,047	547	(634)
Berkshire Hathaway Primary Group	74	32	30

Underwriting gain (loss) — pre-tax	1,718	(398)	(4,054)
Income taxes and minority interest	604	(114)	(1,400)

Net underwriting gain (loss)	$1,114	$(284)	$(2,654)

Berkshire engages in both primary insurance and reinsurance of property and casualty risks. Through General Re, Berkshire also reinsures life and health risks. In primary insurance activities, Berkshire subsidiaries assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, Berkshire subsidiaries assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Berkshire’s principal insurance businesses are: (1) GEICO, the fifth largest auto insurer in the U.S., (2) General Re, one of the four largest reinsurers in the world, (3) Berkshire Hathaway Reinsurance Group (“BHRG”) and (4) Berkshire Hathaway Primary Group. Berkshire’s management views insurance businesses as possessing two distinct operations – underwriting and investing. Accordingly, Berkshire evaluates performance of underwriting operations without any allocation of investment income.

A significant marketing strategy followed by all these businesses is the maintenance of extraordinary capital strength. Statutory surplus of Berkshire’s insurance businesses totaled approximately $40.7 billion at December 31, 2003. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet unique needs of sophisticated insurance and reinsurance buyers. Additional information regarding Berkshire’s insurance and reinsurance operations follows.

GEICO

GEICO provides primarily private passenger automobile coverages to insureds in 48 states and the District of Columbia. GEICO policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company over the telephone, through the mail or via the Internet. This is a significant

Insurance — Underwriting (Continued)

GEICO (Continued)

element in GEICO’s strategy to be a low cost insurer. In addition, GEICO strives to provide excellent service to customers, with the goal of establishing long-term customer relationships.

GEICO’s underwriting results for the past three years are summarized below. Dollars are in millions.

	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Premiums written	$8,081		$6,963		$6,176

Premiums earned	$7,784	100.0	$6,670	100.0	$6,060	100.0

Losses and loss adjustment expenses	5,955	76.5	5,137	77.0	4,842	79.9
Underwriting expenses	1,377	17.7	1,117	16.8	997	16.5

Total losses and expenses	7,332	94.2	6,254	93.8	5,839	96.4

Pre-tax underwriting gain	$452		$416		$221

Premiums earned in 2003 were $7,784 million, an increase of 16.7% over 2002, following an increase of 10.1% in 2002 over 2001. The growth in premiums earned in 2003 reflects a 10.9% increase in voluntary auto policies-in-force during the past year and average premium rate increases of about two percent. During 2003, policies-in-force increased 8.2% in the preferred risk auto line and 21.4% in the standard and nonstandard auto lines. Voluntary auto new business sales in 2003 increased 20.3% compared to 2002. Voluntary auto policies-in-force at December 31, 2003 were 531,000 higher than at December 31, 2002 and reflect strong growth in the standard and nonstandard lines during the last twelve months.

Losses and loss adjustment expenses incurred increased 15.9% to $5,955 million in 2003, following an increase of 6.1% in 2002 over 2001. The loss ratio for property and casualty insurance, which measures the portion of premiums earned that is paid or reserved for losses and related claims handling expenses, was 76.5% in 2003 compared to 77.0% in 2002 and 79.9% in 2001. Claims frequencies in 2003 for physical damage and bodily injury coverages have decreased in the two to five percent range from 2002 despite more weather related losses in 2003 resulting from winter snowstorms, spring hailstorms and Hurricane Isabel. Bodily injury severity has increased in the six to eight percent range over 2002 while physical damage severity has increased in the two to three percent range. Incurred losses from catastrophe events for 2003 totaled approximately $57 million compared to $20 million in 2002 and $47 million in 2001.

Underwriting expenses increased 23.3% to $1,377 million in 2003 over 2002, which follows an increase of 12.0% in 2002 over 2001. Policy acquisition expenses increased 18.7% in 2003 to $731 million reflecting increased advertising and increased staffing to handle the growth in policies-in-force. Other operating expenses were $646 million in 2003, up from $501 million in 2002 and reflect higher salary, profit sharing and other employee benefit expenses.

General Re

General Re conducts a reinsurance business, which offers reinsurance coverage of essentially all types of property, casualty, life and health risks in the United States and worldwide. General Re’s principal reinsurance operations are internally comprised of: (1) North American property/casualty, (2) international property/casualty, which principally consists of business written through 89% owned Cologne Re, (3) London-market property/casualty through the Faraday operations, and (4) global life/health.

General Re’s pre-tax underwriting results for the past three years are summarized below. Dollars are in millions.

	Premiums earned			Pre-tax underwriting gain (loss)
	2003	2002	2001	2003	2002	2001
North American property/casualty	$3,551	$3,967	$3,968	$67	$(1,019)	$(2,843)
International property/casualty	1,897	1,792	1,822	38	(315)	(568)
Faraday (London-market)	950	855	575	(18)	(4)	(178)
Global life/health	1,847	1,886	1,988	58	(55)	(82)

	$8,245	$8,500	$8,353	$145	$(1,393)	$(3,671)

Management’s Discussion (Continued)

Insurance — Underwriting (Continued)

General Re (Continued)

General Re’s consolidated underwriting results in 2003 reflect significant improvements over the past two years and are attributed to rate increases, better coverage terms and the absence of large property losses, partially offset by increases in prior accident years’ loss estimates. Underwriting results in both 2002 and 2001 included significant charges from increases in loss reserve estimates established for claims occurring in prior years. Additionally, underwriting results for 2001 were severely impacted by losses from the September 11th terrorist attack. General Re strives to generate long-term pre-tax underwriting gains in essentially all of its product lines. Underwriting performance is not evaluated based upon market share and underwriters are instructed to reject inadequately priced risks. Over the past three years, General Re has taken significant underwriting actions to better align premium rates with coverage terms. Information with respect to each of General Re’s underwriting units is presented below.

North American property/casualty

General Re’s North American property/casualty operations underwrite predominantly excess reinsurance across essentially all lines of property and casualty business. Excess reinsurance provides indemnification of losses above a stated retention on either an individual claim basis or in the aggregate across all claims in a portfolio. Reinsurance contracts are written on both a treaty (group of risks) and facultative (individual risk) basis.

Premiums earned in 2003 declined from 2002 premium levels by $416 million (10.5%). The decline in premiums earned reflects a net reduction from cancellations/non-renewals in excess of new contracts (estimated at $761 million), partially offset by rate increases across all lines of business (estimated at $345 million). Premiums earned in 2002 were essentially unchanged compared to 2001 as rate increases (approximately $800 million) across most lines of business were offset by reductions from cancellations in excess of new business. Premiums earned in 2001 included $400 million from one retroactive reinsurance contract and a large quota share agreement. No such contracts were written in 2002 or 2003.

The North American property/casualty business produced a pre-tax underwriting gain of $67 million in 2003, compared with losses of $1,019 million and $2,843 million in 2002 and 2001, respectively. The 2003 underwriting gain consisted of $200 million in current accident year gains, partially offset by $133 million in prior accident year losses. The favorable effects of re-pricing efforts and improved contract terms and conditions implemented over the past three years contributed to the net gain. In addition, underwriting results for 2003 were favorably impacted by the absence of major catastrophes and other large individual property losses ($20 million or greater), a condition that is unusual and should not be expected to occur regularly in the future.

The prior accident years’ losses of $133 million recorded in 2003 included $99 million related to discount accretion on workers’ compensation reserves and deferred charge amortization on retroactive reinsurance contracts, reserve increases of $153 million for casualty claims, (primarily in the workers’ compensation, directors and officers, and errors and omissions lines), and reserve decreases of $119 million for property claims.

For statutory and GAAP reporting purposes workers’ compensation loss reserves are discounted at 1.0% per annum for claims occurring after 2002 and at 4.5% for claims occurring before 2003. The lower discount rate for 2003 claims was approved by General Re’s state insurance regulators and reflects the lower interest rate environment that now exists. The lower discount rate effectively reduced 2003 underwriting gains by approximately $74 million.

Underwriting results for 2002 included $1,085 million in prior year loss reserve adjustments, offset by net gains of $66 million with respect to the 2002 accident year. Results for 2002 included $990 million in increased loss estimates related to casualty lines of business (general liability, workers’ compensation, medical malpractice, auto liability and professional liability coverages), principally related to the 1997 through 2000 accident years. The 2002 prior years’ loss reserve adjustment was net of a $115 million reduction in reserves established in connection with the September 11th terrorist attack, primarily due to decreased loss estimates for certain claims. The underwriting loss in 2001 included $923 million in prior years’ loss reserve adjustments, approximately $1.54 billion of net losses from the September 11th terrorist attack, as well as $87 million of losses from other catastrophes (principally Tropical Storm Allison) and other large individual property losses.

Insurance — Underwriting (Continued)

General Re (Continued)

Management believes the revised estimates in 2003 on prior years’ casualty loss reserves were primarily due to escalating medical inflation and utilization that adversely affect workers’ compensation and other casualty lines; and an increased frequency in corporate bankruptcies, scandals and accounting restatements which increased losses under errors and omissions and directors and officers coverages. Otherwise, reported casualty losses for prior years were generally consistent with management estimates. In addition to the above listed factors, revised estimates in 2002 and 2001 for prior years’ loss reserves were due to (1) an increase in claim severity, which has a leveraged effect on excess of loss coverages provided by General Re by producing a disproportionate increase in claims exceeding General Re’s attachment point; (2) broadened coverage terms under General Re’s reinsurance contracts during 1997 through 2000; (3) increased ceding companies’ reserve inadequacies, likely arising from broadened terms and conditions, as well as previously unrecognized premium inadequacies; and (4) increased primary company insolvencies, which changed historical claim reporting patterns. See the discussion regarding “Critical Accounting Policies” for information about the processes used in estimating loss reserves.

In addition, General Re continuously estimates its liabilities and related reinsurance recoverables for environmental and asbestos claims and claim expenses. Most liabilities for such claims arise from exposures in North America. Environmental and asbestos exposures do not lend themselves to traditional methods of loss development determination and therefore reserves related to these exposures may be considered less reliable than reserves for standard lines of business (e.g., automobile). The estimate for environmental and asbestos losses is composed of four parts: known claims, development on known claims, incurred but not reported (“IBNR”) losses and direct excess coverage litigation expenses. At December 31, 2003, environmental and asbestos loss reserves for North America were $1,050 million ($890 million net of reinsurance). As of December 31, 2002 such amounts totaled $1,161 million ($1,008 million net of reinsurance). The changing legal environment concerning asbestos and environmental claims has made quantification of potential exposures very difficult. Future changes to the legal environment may precipitate significant changes in reserves.

Due to the long-tail nature of casualty business, a very high degree of estimation is involved in establishing loss reserves for current accident year casualty occurrences. Thus, the ultimate level of underwriting gain or loss with respect to the 2003 accident year will not be fully known for many years. North American property/casualty loss reserves were $15.5 billion ($14.3 billion net of reinsurance) at December 31, 2003 and $16.2 billion ($14.9 billion net of reinsurance) at December 31, 2002. About 52% of this amount at December 31, 2003 represents estimates of IBNR losses.

Although loss reserve levels are now believed to be adequate, there can be no guarantees. A relatively small change in the estimate of net reserves can produce large changes in annual underwriting results. For instance, a one percentage point change in net loss reserves at year end 2003 would produce a pre-tax underwriting gain or loss of $143 million, or roughly 4% of premiums earned in 2003. In addition, the timing and magnitude of catastrophe and large individual property losses are expected to continue to contribute to volatile periodic underwriting results in the future.

International property/casualty

The international property/casualty operations write quota-share and excess reinsurance on risks around the world, with its largest markets in Continental Europe and the United Kingdom. International property/casualty business is written on a direct reinsurance basis primarily through Cologne Re.

Premiums earned in 2003 increased $105 million (5.9%) from 2002 amounts, reflecting the increase in values of most foreign currencies relative to the U.S. dollar. In local currencies, premiums earned declined 8.1% in 2003 versus 2002. The decrease in premiums earned was primarily due to the non-renewal of unprofitable business in Continental Europe, the United Kingdom, Latin America and Australia. In local currencies, premiums earned in 2002 declined 2.1% from 2001, primarily due to a substantial decline in premiums in Argentina, the non-renewal of under-performing business in Continental Europe and parts of Asia, partially offset by increases in the United Kingdom and Australia.

The international property/casualty operations produced a pre-tax underwriting gain of $38 million during 2003, compared with pre-tax underwriting losses of $315 million and $568 million for 2002 and 2001, respectively. The net underwriting gain for 2003 included $69 million of gains in the current underwriting year, which reflected rate increases and the absence of large property losses, and losses of $31 million from increases to reserves for prior years’ loss occurrences. Results for 2002 included $240 million of net increases to prior years’ loss reserves, and approximately $107 million in catastrophe and other large individual property losses, principally European flood

Management’s Discussion (Continued)

Insurance — Underwriting (Continued)

General Re (Continued)

losses in August and European storm Jeanette in October. The underwriting loss of $568 million in 2001 included $247 million of net losses related to the September 11th terrorist attack and $143 million resulting from other large individual property losses.

At December 31, 2003, the international property/casualty operations had gross loss reserves of $6.4 billion, ($6.0 billion net of reinsurance) compared to $5.4 billion in gross loss reserves at December 31, 2002 ($5.1 billion net of reinsurance). The increase in reserves during 2003 was primarily due to changes in foreign currency rates. The overall economic effect of foreign currency changes were mitigated because foreign denominated liabilities are largely offset by assets denominated in those currencies.

Faraday (London-market)

London-market business is written through Faraday Holdings Limited (“Faraday”). Faraday owns the managing agent of Syndicate 435 at Lloyd’s of London and provides capacity and participates in the results of Syndicate 435. Through Faraday, General Re’s participation in Syndicate 435 was 100% in 2003. Also included in the London-market segment are Cologne Re’s UK and Continental Europe broker-market subsidiaries.

Premiums earned in the London-market operations increased $95 million (11.1%) in 2003 as compared to 2002. Premiums earned in 2002 increased $280 million (48.7%) over 2001 amounts. In local currencies, premiums earned in 2003 were unchanged from 2002 and increased 41.9% in 2002 over 2001. In 2003, premiums earned from Cologne Re’s Continental Europe broker-market subsidiary, which was placed in run-off, declined but were offset by increases in earned premiums in Faraday Syndicate 435. Premiums earned in 2002 increased primarily due to the increased participation in Faraday Syndicate 435 from 60.6% in 2001 to 96.7% in 2002.

London-market operations produced a pre-tax underwriting loss of $18 million in 2003, compared with pre-tax underwriting losses of $4 million and $178 million in 2002 and 2001, respectively. The underwriting loss in 2003 included $73 million of reserve increases related to prior years’ loss events. These losses occurred primarily in casualty lines. In 2003, underwriting gains were earned in property and aviation lines, reflecting more selective underwriting and a lack of catastrophes and other large losses. Underwriting results in 2002 were adversely impacted by $80 million of increases in prior years’ casualty loss reserve estimates and $17 million of European flood losses. Offsetting these amounts were gains in property business. The London-market underwriting loss in 2001 included $66 million of losses from the September 11th terrorist attack as well as relatively high property losses.

At December 31, 2003, the Faraday operations had gross loss reserves of $1.9 billion, ($1.7 billion net of reinsurance) compared to $1.7 billion in gross reserves at December 31, 2002 ($1.3 billion net of reinsurance). The increase in reserves during 2003 was primarily due to changes in foreign currency rates.

Global life/health

General Re’s global life/health affiliates reinsure such risks worldwide. Premiums earned in 2003 decreased by $39 million (2.1%) compared with 2002. Premiums earned in 2002 for the global life/health operations declined $102 million (5.1%) from 2001. Adjusting for the effects of foreign currency exchange, premiums earned declined 9.6% in 2003, and 6.7% in 2002. The decline in 2003 was primarily due to decreases in the group and individual health businesses in the U.S. life/health operations.

Underwriting results for the global life/health operations produced a pre-tax underwriting gain of $58 million in 2003, compared with underwriting losses of $55 million and $82 million in 2002 and 2001, respectively. While both the U.S. and international life/health segments were profitable in 2003, most of the gains were earned in the international life segment. The underwriting losses for 2002 and 2001 were principally due to increased reserves on run-off business in the U.S. life/health operations. Underwriting results for 2001 also include $19 million of net losses related to the September 11th terrorist attack.

Insurance — Underwriting (Continued)

Berkshire Hathaway Reinsurance Group

The Berkshire Hathaway Reinsurance Group (“BHRG”) underwrites excess-of-loss and quota-share reinsurance coverages for insurers and reinsurers around the world. BHRG is believed to be one of the leaders in providing catastrophe excess-of-loss reinsurance and writing coverages for large or otherwise unusual discrete commercial property risks on a direct and facultative reinsurance basis, referred to as individual risk business. BHRG’s underwriting results are summarized in the table below.

	Premiums earned			Pre-tax underwriting gain (loss)
	2003	2002	2001	2003	2002	2001
Catastrophe and individual risk	$1,330	$1,283	$553	$1,108	$1,006	$(150)
Retroactive reinsurance	526	407	1,993	(387)	(433)	(358)
Traditional multi-line	2,574	1,610	445	326	(26)	(126)

Total	$4,430	$3,300	$2,991	$1,047	$547	$(634)

During the second half of 2001, opportunities for BHRG to write catastrophe and individual risk business increased significantly, particularly subsequent to September 11th. Contracts written may provide exceptionally large limits of indemnification, often several hundred million dollars and occasionally in excess of $1 billion, and may cover catastrophe risks (such as hurricanes, earthquakes or other natural disasters) or other property risks (such as aviation and aerospace, commercial multi-peril or terrorism). Catastrophe and individual business written totaled about $1.2 billion in 2003 and $1.5 billion in 2002. The level of business written in future periods will vary, perhaps materially, based upon market conditions and management’s assessment of the adequacy of premium rates.

The catastrophe and individual risk business produced substantial underwriting gains in 2003 and 2002 due to the lack of catastrophic or otherwise large loss events. The net underwriting loss in 2001 included about $410 million from the September 11th terrorist attack. Losses related to the September 11th terrorist attack were reduced by about $85 million in 2002, as payments to settle claims under certain policies were below original estimates. Although very large underwriting gains were achieved in 2003 and 2002, a single loss event could have easily eliminated those gains. The pre-tax maximum probable loss from a single event at December 31, 2003 is estimated to be approximately $6.7 billion resulting from potential risk of loss from a major earthquake in California.

BHRG, as a matter of general practice, does not cede catastrophe and individual risks to other reinsurers due to the uncertainty of collecting recoverable losses ceded to financially weaker companies if a natural or financial mega-catastrophe should occur. Underwriting results of this business will remain subject to extreme volatility. Nevertheless, Berkshire’s management remains willing to accept such volatility provided there is a reasonable prospect of long-term underwriting profitability.

Retroactive reinsurance contracts indemnify ceding companies for losses arising under insurance or reinsurance contracts written in the past, usually many years ago. While contract terms vary, losses under the contracts are subject to a very large aggregate dollar limit, occasionally exceeding $1 billion under a single contract. Generally, it is also anticipated, although not assured, that claims under retroactive contracts will be paid over long time periods. These contracts do not produce an immediate underwriting loss for financial reporting purposes. The excess of the estimated ultimate claims payable over the premiums received is established as a deferred charge which is subsequently amortized over the expected claim settlement periods. Such amortization is included as a component of losses incurred and essentially represents the net underwriting losses from this business in each of the past three years. In addition, underwriting results in 2003 included a net gain of $41 million from the commutation of contracts written in prior years in exchange for commutation payments of $710 million.

Retroactive reinsurance contracts are expected to generate significant underwriting losses over time due to the amortization of deferred charges. This business is accepted due to the exceptionally large amounts of float generated, which totaled about $7.7 billion at December 31, 2003. Unamortized deferred charges under BHRG retroactive reinsurance contracts were $2.8 billion at December 31, 2003 and $3.2 billion as of December 31, 2002.

During the last two years, BHRG wrote a significant amount of business under traditional multi-line contracts. Such contracts included several quota-share participations in, and contracts with, Lloyd’s syndicates and a quota-share contract written in 2002 with a major U.S. based insurer, which was cancelled in 2003. These contracts and participations generated written premiums of about $1.6 billion in 2003 and $2.0 billion in 2002. In a quota-share

Management’s Discussion (Continued)

Insurance — Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

arrangement, BHRG essentially participates proportionately in the premiums and claims of the business written by the ceding company. BHRG was willing to enter into these new contracts because it believed the level of rate adequacy in certain property/casualty markets was much improved in relation to past years. BHRG’s participation in the Lloyd’s business declined in 2003 as the availability of other sources of capacity for Lloyd’s syndicates increased.

Berkshire Hathaway Primary Group

Berkshire’s primary insurance group consists of a wide variety of smaller insurance businesses that principally write liability coverages for commercial accounts. These businesses include: National Indemnity Company’s primary group operation (“NICO Primary Group”), a writer of motor vehicle and general liability coverages; U.S. Investment Corporation (“USIC”), whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Homestate” operations, providers of standard multi-line insurance; and Central States Indemnity Company, a provider of credit and disability insurance to individuals nationwide through financial institutions.

Collectively, Berkshire’s other primary insurance businesses produced earned premiums of $1,034 million in 2003, $712 million in 2002, and $501 million in 2001. The increases in premiums earned during the past two years were largely attributed to increased volume at USIC and the NICO Primary Group. Net underwriting gains of Berkshire’s other primary insurance businesses totaled $74 million in 2003, $32 million in 2002, and $30 million in 2001. The improvement in year-to-year comparative underwriting results was due to the aforementioned increases in premiums and reasonably good claim experience.

Insurance — Investment Income

Following is a summary of the net investment income of Berkshire’s insurance operations for the past three years. Dollars are in millions.

	2003	2002	2001
Investment income before taxes	$3,223	$3,050	$2,824
Applicable income taxes and minority interest	947	954	856

Investment income after taxes and minority interest	$2,276	$2,096	$1,968

Investment income from insurance operations in 2003 of $3,223 million increased 5.7% over 2002, which exceeded 2001 by 8.0%. The increase in 2003 investment income was due primarily to higher amounts of interest earned from high-yield corporate obligations, partially offset by the effects of lower interest rates for other fixed maturity obligations. Berkshire’s investments in high-yield corporate bonds were approximately $8 billion (at original cost) as of December 31, 2002. As of December 31, 2003 the cost of such investments declined about $1.5 billion, as a result of sales and prepayments by issuers.

The high-yield investments were primarily acquired at distressed prices. The credit risk associated with such investments is much greater than with other fixed maturity investments typically acquired by Berkshire, which are generally U.S. Government, municipal and mortgage-backed securities and short-term cash equivalents. As of December 31, 2003, approximately 65% of Berkshire’s high-yield investments were issued by companies in the energy industry. While the market prices of such investments increased significantly for all major positions during 2003, Berkshire management does not believe that the credit risks associated with the issuers of these instruments has correspondingly declined. Credit losses may eventually occur with respect to some of these investments. However, management also believes that over time these investments will produce reasonable returns in relation to credit risk.

Invested assets of insurance businesses increased during 2003 by $14.5 billion to $93.5 billion at December 31, 2003 following an increase of $7 billion during 2002. The increase in invested assets during 2003 was primarily the result of the market price appreciation of Berkshire’s major equity investments and high-yield fixed maturity investments, as well as strong operating cash flow.

Float represents an estimate of the amount of funds ultimately payable to policyholders that is available for investment. Total float at December 31, 2003 was approximately $44.2 billion compared to $41.2 billion at December 31, 2002 and about $35.5 billion at December 31, 2001. The cost of float, represented by the ratio of the pre-tax underwriting gain or loss over average float, was negative for 2003 due to $1.7 billion of pre-tax net underwriting gains. The cost of float in 2002 was about 1.1% as compared to 12.8% for 2001.

Non-Insurance Businesses

Since December 31, 2000, Berkshire’s numerous non-insurance business activities have increased significantly through several business acquisitions. Additional information regarding these acquisitions is contained in Note 2 to the Consolidated Financial Statements.

A summary follows of results from Berkshire’s non-insurance businesses for the past three years. Dollars are in millions.

	2003	2002	2001
Pre-tax earnings	$2,776	$2,667	$1,803
Income taxes and minority interest	1,031	999	721

Net earnings	$1,745	$1,668	$1,082

A comparison of revenues and pre-tax earnings between 2003, 2002 and 2001 for the non-insurance businesses follows. Dollars are in millions.

	Revenues			Pre-tax earnings (loss)
	2003	2002	2001	2003	2002	2001
Apparel	$2,075	$1,619	$726	$289	$229	$(33)
Building products	3,846	3,702	3,269	559	516	461
Finance and financial products	3,073	2,234	1,928	619	726	402
Flight services	2,431	2,837	2,563	72	225	186
McLane	13,743	—	—	150	—	—
Retail	2,311	2,103	1,998	165	166	175
Shaw Industries	4,660	4,334	4,012	436	424	292
Other businesses	3,040	2,375	1,957	486	381	320

	$35,179	$19,204	$16,453	$2,776	$2,667	$1,803

Apparel

Berkshire’s apparel manufacturing and distribution businesses have grown significantly during the last two years as a result of the acquisitions of Fruit of the Loom on April 30, 2002 and Garan on September 4, 2002. During 2003 these two businesses generated combined revenues of $1,459 million and pre-tax earnings of $260 million. From their respective acquisition dates, these two businesses generated combined revenues of $957 million and pre-tax earnings of $190 million in 2002. On a comparative full year basis, total apparel group revenues in 2003 declined 5% from 2002 and pre-tax earnings in 2003 declined 11% as compared to 2002. Pre-tax losses in 2001 from the apparel businesses included operating losses and a restructuring charge at Dexter.

Building products

Each of Berkshire’s building products businesses manufactures and distributes products and services for the residential and commercial construction and home improvement markets. Revenues of the building products group totaled $3,846 million in 2003 compared to $3,702 million in 2002. Each of the building products businesses generated higher revenues in 2003 as compared to 2002 and benefited from the strong housing market and relatively low interest rates. Pre-tax earnings of the building products businesses in 2003 were $559 million compared to $516 million in 2002.

Finance and financial products

A variety of finance and financial products businesses are included in this segment. These businesses invest in various types of fixed-income securities (BH Finance), make commercial loans (Berkshire Hathaway Credit Corporation and Berkadia LLC), issue and service installment loan contracts with respect to manufactured housing (Clayton Homes, through its subsidiary Vanderbilt Mortgage, acquired August 7, 2003), lease trailers and shipping containers used in product transportation and lease furniture (XTRA and CORT) and offer for sale annuities and similar type products (Berkshire Hathaway Life). This group also includes General Re Securities (“GRS”), a dealer in derivative contracts. These businesses generally issue debt or interest bearing obligations to finance asset acquisitions.

Management’s Discussion (Continued)

Non-Insurance Businesses (Continued)

Finance and financial products (Continued)

Revenues of the finance group consist of interest, rentals, and sales of manufactured homes, transportation equipment and furniture. Revenues in 2003 totaled $3,073 million, an increase of 37.6% over 2002. The increase in 2003 was primarily due to the inclusion of Clayton (approximately $500 million), revenues from the issuance of annuity products of approximately $700 million versus none in 2002 and was partially offset by lower interest income.

Pre-tax earnings of the finance group in 2003, which exclude realized investment gains, declined $107 million (14.7%) from 2002. Much of the comparative decline in pre-tax earnings was due to lower net interest earned by BH Finance. BH Finance’s fixed maturity investment portfolio declined about $6 billion during 2003 as a result of sales and prepayments and was offset by corresponding declines in repurchase agreement obligations.

During 2003, pre-tax earnings included about $101 million from Berkadia as compared to $115 million in 2002. Earnings of Berkadia are directly correlated with the outstanding amount of a term loan to FINOVA, which totaled $525 million at December 31, 2003 compared to $2.175 billion at December 31, 2002 and $4.9 billion at December 31, 2001. Most of Berkadia’s pre-tax earnings in 2003 were represented by the accelerated recognition in earnings of fees received in 2001 from FINOVA in connection with origination of the loan as a result of loan repayments being at a much faster rate than originally anticipated. In February 2004, the FINOVA loan was repaid in full. Thus, earnings from Berkadia in 2004 will be nominal.

GRS had a pre-tax loss in 2003 of $99 million versus a loss of $173 million in 2002. GRS’s operation has been in run-off since January 2002. During the run-off period, GRS has limited new business to certain risk management transactions and is unwinding existing asset and liability positions in an orderly manner. Since the run-off commenced, approximately two-thirds of GRS’s open trades have been terminated. It is expected that the run-off will take at least several more years to complete. The pre-tax losses in the last two years reflect related run-off costs as well as net transaction and position losses. Additional losses will almost certainly be incurred over time in connection with the run-off. The timing and amounts of such losses is uncertain.

Flight services

This segment includes FlightSafety, a leading provider of high technology training to operators of aircraft and ships and NetJets, the world’s leading provider of fractional ownership programs for general aviation aircraft. FlightSafety’s worldwide clients include corporations, regional airlines, the military and government agencies. The decline in revenues was split between FlightSafety (about $96 million) and NetJets (about $310 million). A decline in FlightSafety training revenues accounted for most of that businesses revenue decline. The decline in training revenues was due to a decline in regional airline training somewhat offset by increased U.S. Government training revenues. The decline in revenues at NetJets was due to a reduction of revenues from sales of aircraft of $514 million partially offset by increased flight services and other revenues of about $204 million. Pre-tax earnings from these businesses was $72 million in 2003 as compared to $225 million in 2002. The results for 2002 include a gain of $60 million from the sale of a partnership interest to Boeing and the results for 2003 include the recognition of pre-tax charges of $69 million related to write downs of certain simulators and aircraft inventory. Excluding the aforementioned gain and write downs, “normal earnings” from these businesses were $141 million in 2003 versus $165 million in 2002. The reduction in combined “normal” pre-tax earnings from these businesses is due to reduced “normal” pre-tax earnings at FlightSafety of $34 million somewhat offset by improved results at NetJets where its pre-tax loss before write downs was $9 million in 2003 versus about $19 million in 2002. The corporate aviation business has slowed significantly in the past few years which has hurt FlightSafety’s results. NetJets continues to be the leader in the fractional ownership field.

McLane

On May 23, 2003, Berkshire acquired McLane Company, Inc. from Wal-Mart Stores, Inc. Results of McLane’s business operations are included in Berkshire’s consolidated results beginning on that date. McLane’s revenues were $13,743 million and pre-tax earnings totaled $150 million for the period from May 23 to December 31. Approximately 35% of McLane’s revenues derived from sales to Wal-Mart Stores, Inc. McLane’s business is marked by high sales volume and low profit margins. For its most recently completed fiscal year prior to the acquisition, McLane’s sales and pre-tax earnings totaled approximately $21.9 billion and $220 million, respectively. See Note 2 to the Consolidated Financial Statements for information regarding the acquisition and McLane’s business.

Non-Insurance Businesses (Continued)

Retail

Berkshire’s retailing businesses consist of four independently managed retailers of home furnishings (Nebraska Furniture Mart and its subsidiaries (“NFM”), R.C. Willey Home Furnishings (“R.C. Willey”), Star Furniture (“Star”) and Jordan’s Furniture) and three independently managed retailers of fine jewelry (Borsheim’s Jewelry, Helzberg’s Diamond Shops (“Helzberg”), and Ben Bridge Jeweler). Revenues of the retail businesses in 2003 increased $208 million (9.9%) as compared to 2002, and 2002 revenues increased 5.3% over 2001. The increase in revenues in 2003 was primarily attributed to Nebraska Furniture Mart’s new store in Kansas City, Kansas, which opened in August 2003 and R.C. Willey’s second Nevada location, which opened in May 2003. Comparative pre-tax earnings of the retail group in 2003 were relatively unchanged from 2002. Higher earnings associated with the new R.C. Willey store were offset by start-up and depreciation costs incurred in connection with NFM’s new store.

Shaw Industries

Shaw is a leading manufacturer and distributor of carpet and rugs for residential and commercial use. Shaw also provides installation services and offers hardwood floor and other floor coverings. Berkshire acquired 87.3% of the common stock of Shaw in January 2001 and the remainder of the outstanding stock in January 2002. Shaw’s revenues in 2003 of $4,660 million increased by $326 million (7.5%) over 2002, and 2002 revenues increased 8.0% over 2001. The increase in 2003 revenues reflects a 6.1% increase in carpet sales revenues as well as increased sales of hard floor surfaces. Shaw’s revenues in 2003 also include the results from Dixie Group, a carpet and rug manufacturer acquired in November. In 2003, Shaw’s pre-tax earnings totaled $436 million, an increase of $12 million (2.8%) over 2002. Shaw’s operating results in 2003 benefited from increased sales and lower borrowing costs.

Other businesses

Revenues in 2003 from Berkshire’s other businesses as compared to 2002 increased $665 million to $3,040 million and pre-tax earnings increased $105 million to $486 million. Berkshire’s other non-insurance businesses consist of the results of numerous smaller businesses. The increase in revenues and pre-tax earnings of other businesses in 2003 was primarily due to the inclusion of the results of businesses acquired in 2002 from their respective acquisition dates (Larson-Juhl—February 8, 2002, The Pampered Chef and CTB International—both October 31, 2002).

Equity in earnings of MidAmerican Energy Holdings Company

Earnings from MidAmerican represent Berkshire’s share of MidAmerican’s net earnings, as determined under the equity method. Earnings from MidAmerican totaled $429 million in 2003, $359 million in 2002 and $134 million in 2001. MidAmerican’s earnings increased in 2003 due to improved results in its utility businesses, the effects of the acquisition during 2002 and the subsequent expansion during 2003 of two natural gas pipelines and increased earnings from its real estate brokerage business due to acquisitions and increased transaction volume. See Note 3 to the Consolidated Financial Statements for additional information regarding Berkshire’s investments in MidAmerican.

Purchase-Accounting Adjustments

Purchase-accounting adjustments reflect the after-tax effect on net earnings with respect to the amortization of fair value adjustments to certain assets and liabilities recorded at various business acquisition dates. Prior to 2002, this amount also included goodwill amortization. Effective January 1, 2002, Berkshire ceased amortizing goodwill of previously acquired businesses in accordance with the provisions of SFAS No. 142.

Realized Investment Gains

Realized investment gains and losses have been a recurring element in Berkshire’s net earnings for many years. Such amounts are recorded when investments are: (1) sold or disposed; (2) impaired; or (3) marked-to-market with a corresponding gain or loss included in earnings. Such amounts also include realized and unrealized gains or losses associated with certain derivatives contracts. Realized investment gains may fluctuate significantly from period to period, resulting in a meaningful effect on reported net earnings. However, the amount of realized gains in a given period has no practical analytical value, given the magnitude of unrealized gains existing in Berkshire’s consolidated investment portfolio.

Management’s Discussion (Continued)

Realized Investment Gains (Continued)

The Consolidated Statements of Earnings include after-tax realized investment gains of $2,729 million in 2003, $566 million in 2002 and $923 million in 2001. These gains were net of after-tax losses of $188 million in 2003, $373 million in 2002 and $161 million in 2001 related to “other-than-temporary” impairments. Management evaluates investments for impairment as of each balance sheet date. Factors considered in determining whether an impairment charge is warranted include the length of time the unrealized loss has existed, the financial condition of the investee, future business prospects and creditworthiness of the investee, and Berkshire’s ability and intent to hold the investment until the value recovers. When an impairment charge is recorded, the cost of the investment is written down to fair value through a charge to earnings. Consequently, impairment charges from essentially all of Berkshire’s “other-than-temporarily” impaired investments produced little effect on total shareholders’ equity because these investments were already carried at fair value with the difference between fair value and cost included in shareholders’ equity as a component of accumulated other comprehensive income.

After-tax realized gains also included $536 million in 2003 and $193 million in 2002 of realized and unrealized gains on foreign currency forward contracts entered into during the last two years. After-tax unrealized gains included in earnings with respect to open contracts totaled $414 million as of December 31, 2003 and $193 million at December 31, 2002. The gains in each year were due primarily to the decline in the value of the U.S. dollar against certain foreign currencies.

Financial Condition

Berkshire’s balance sheet continues to reflect significant liquidity and a strong capital base. Consolidated shareholders’ equity at December 31, 2003 totaled $77.6 billion. Consolidated cash and invested assets, excluding assets of finance and financial products businesses, totaled approximately $95.6 billion at December 31, 2003, (including $31.3 billion in cash and cash equivalents) and totaled $80.5 billion at December 31, 2002. During 2003, the market prices of Berkshire’s holdings in equity and fixed maturity securities increased significantly and cash flow generated from operations was about $8.2 billion. During 2003, Berkshire deployed about $3.2 billion in internally generated cash for business acquisitions and during the preceding two years, cash of $7.3 billion was utilized in business acquisitions, and $1.7 billion was utilized for additional investments in MidAmerican.

Berkshire’s consolidated notes payable and other borrowings, excluding borrowings of finance businesses, totaled $4.2 billion at December 31, 2003 and $4.8 billion at December 31, 2002. During 2003, commercial paper and short-term borrowings of subsidiaries declined $642 million from prepayments arising from strong operating cash flow at Shaw and utilization of excess cash by General Re. Other borrowings consist primarily of debt of subsidiaries and investment contracts issued by Berkshire.

In May 2002, Berkshire issued the SQUARZ securities, which consist of $400 million par amount of senior notes due in November 2007 together with warrants to purchase 4,464 Class A equivalent shares of Berkshire common stock, which expire in May 2007. A warrant premium is payable to Berkshire at an annual rate of 3.75% and interest is payable to note holders at a rate of 3.00%. Each warrant provides the holder the right to purchase either 0.1116 shares of Class A or 3.348 shares of Class B stock for $10,000. In addition, holders of the senior notes have the option to require Berkshire to repurchase the senior notes at par annually each May 15 from 2004 through 2006, provided that the holders also surrender a corresponding amount of warrants for cancellation. All warrants and senior notes were outstanding as of December 31, 2003.

Assets of the finance and financial products businesses totaled $28.3 billion at December 31, 2003 and $34.1 billion at December 31, 2002. The overall decline reflects a $6 billion decline in assets of BH Finance as a result of the liquidation of certain fixed income investments, FINOVA loan prepayments totaling $1.65 billion and a decline in assets of GRS, which is in run-off. The outstanding loan to FINOVA as of December 31, 2003 and corresponding borrowing from Fleet (each $525 million) were fully repaid in February 2004.

As of December 31, 2003, finance assets included approximately $3.8 billion in assets of Clayton, which was acquired by Berkshire in August 2003. Clayton is a leading builder of manufactured housing, provides financing and services loans to customers, and acquires other installment loan portfolios. Prior to its acquisition, Clayton securitized and sold a significant portion of its installment loans through special purpose entities. In early 2003, Clayton discontinued loan securitizations and sales. Since being acquired by Berkshire, Clayton retained loan portfolios have increased by about $1.3 billion. Loan portfolios are expected to continue to grow over time.

Notes payable and other borrowings of Berkshire’s finance and financial products businesses totaled $4.9 billion at December 31, 2003 and $4.5 billion at December 31, 2002. During the last four months of 2003, Berkshire Hathaway Finance Corporation issued a total of $2.0 billion par amount of medium term notes due from

Financial Condition (Continued)

2008 through 2013. The proceeds of these issues were used to finance new and existing loans of Clayton. The medium term notes are guaranteed by Berkshire. Additional borrowings are expected in the future as retained loan portfolios continue to increase.

Berkshire believes that it currently maintains sufficient liquidity to cover its existing requirements and provide for contingent liquidity.

Contractual Obligations

Berkshire and its subsidiaries have contractual obligations associated with ongoing business and financing activities, which will result in cash payments in future periods. Certain of those obligations, such as notes payable and other borrowings and related interest payments, are reflected in the Consolidated Financial Statements. In addition, Berkshire and subsidiaries have entered into long-term contracts to acquire goods or services in the future, which are not currently reflected in the financial statements and will be reflected in future periods as the goods are delivered or services provided.

A summary of contractual obligations follows. Amounts are in millions.

	Payments due by period
Contractual obligations	Total	2004	2005-2006	2007-2008	2009 and after
Notes payable and other borrowings (1)	$12,107	$3,225	$1,015	$2,104	$5,763
Securities sold under agreements to repurchase (1)	7,958	7,958	—	—	—
Operating leases	1,508	322	505	334	347
Purchase obligations (2)	6,842	2,561	1,808	1,418	1,055
Other (3)	924	202	173	125	424

Total	$29,339	$14,268	$3,501	$3,981	$7,589

(1)	Includes interest

(2)	Principally relates to NetJets aircraft purchases

(3)	Principally employee benefits and deferred compensation

Critical Accounting Policies

In applying certain accounting policies, Berkshire’s management is required to make estimates and judgments regarding transactions that have occurred and ultimately will be settled several years in the future. Amounts recognized in the financial statements from such estimates are necessarily based on assumptions about numerous factors involving varying, and possibly significant, degrees of judgment and uncertainty. Accordingly, the amounts currently recorded in the financial statements may prove, with the benefit of hindsight, to be inaccurate. The balance sheet items most significantly affected by these estimates are property and casualty insurance and reinsurance related liabilities.

Berkshire records liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts related to losses occurring on or before the balance sheet date. Berkshire uses a variety of techniques to establish and review the liabilities for unpaid losses recorded as of the balance sheet date. While techniques may vary, significant judgments and assumptions are necessary in projecting the ultimate amount payable in the future with respect to loss events that have occurred as of the balance sheet date.

Reserves for unpaid losses and loss adjustment expenses are established by policy type (or line) or individual coverage within the policy type. Reserves may consist of individual case estimates, supplemental case estimates, development estimates and incurred-but-not-reported (“IBNR”) claim estimates. Once reported, certain casualty claims may take years to settle, especially if legal action is involved. Liabilities may also reflect implicit or explicit assumptions regarding the potential effects of future economic and social inflation, judicial decisions, law changes, and recent trends in such factors.

Berkshire uses a variety of techniques as tools in establishing and evaluating aggregate reserve amounts. Techniques used vary within each business depending upon the availability of reliable information. Statistical techniques may include detailed analysis of historical amounts of losses incurred or paid, claim frequency and severity data, average paid or incurred loss data, closed claim data, paid or incurred loss ratios or other measurements. Statistical techniques are more reliable when a sufficient volume of historical loss information exists. Significant changes to policy terms or coverages or in volumes of business written (and, therefore, loss exposures), or changes in the insurance laws or legal environment can cause historical statistical data to be less reliable in projecting the ultimate amount of losses as of the balance sheet date. Statistical analysis may be based upon internally developed loss experience, the experience of individual clients or groups of clients, or overall industry-wide experience. Reserving techniques are based more upon informed judgment when statistical data is insufficient or unavailable. Management must make judgments regardless of the techniques used.

Management’s Discussion (Continued)

Critical Accounting Policies (Continued)

As of any balance sheet date, all claims that have occurred have not yet been reported to Berkshire, and if reported may not have been settled. The time period between the occurrence of a loss and the time it is settled by the insurer or reinsurer is referred to as the “claim-tail.” Property claims usually have a fairly short claim-tail and, absent claim litigation, are reported and settled within no more than a few years of the balance sheet date. Casualty losses, on the other hand, can have a very long claim-tail, occasionally extending for decades. In addition, casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations and to the legal environment, which contributes to the extended claim-tail. The claim-tail for reinsurers is further extended due to delayed reporting by ceding insurers or reinsurers due to contractual provisions or reporting practices.

The process of establishing reserves for losses assumed under reinsurance contracts requires additional estimation and judgments by management. Loss reserve estimates are based primarily on claims reported by ceding companies (such amounts generally exclude IBNR claim estimates), analysis of historical claim reporting patterns of ceding companies, and estimates of expected overall loss amounts. Techniques for estimating facultative (or individual) reinsurance losses can be similar to those techniques used by primary insurers and subject to the same caveats. In estimating losses assumed under treaty reinsurance (groups of losses), claim frequency or count analyses may not be used because such data is either not provided by ceding companies or otherwise not timely or reliable. Loss reserves established by line of business and type of coverage are regularly re-evaluated with appropriate adjustments being made to bring reserves in line with the revised estimates.

IBNR reserves are largely comprised of casualty exposures, which include workers’ compensation losses. These claims tend to be reported by and settled with ceding companies over long time periods. Therefore, such claims are subject to a higher degree of estimation error as a result of changes in the legal environment, jury awards, medical cost trends and general cost inflation. Based upon statistical analysis of past reporting trends, Berkshire estimates how much IBNR is required to cover claims that will be reported by ceding companies in future years. Subsequently, as claims are reported, amounts are measured against previous expectations, with variances (positive or negative) recognized in earnings as a component of losses and loss adjustment expenses. Significant variances between expected claims and reported claims are analyzed and considered when revising estimates for remaining IBNR reserve levels.

Due to the inherent uncertainties in the processes and judgments used in establishing reserves, and because expected losses are an input in establishing premium rates for new policies, Berkshire’s management believes it is appropriate to establish reserve levels using a reasonable level of caution, especially with respect to casualty claims. Receivables recorded with respect to insurance losses ceded to other reinsurers under reinsurance contracts are estimated in a manner similar to liabilities for insurance losses and, therefore, are also subject to estimation error. In addition to the factors cited above, reinsurance recoverables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

A summary of Berkshire’s consolidated liabilities for unpaid property and casualty losses are in the table below. The amount of losses recorded in each of the past two years relating to prior years’ loss occurrences is expressed as a percentage of total net premiums earned as well as a percentage of the net reserve balance established as of the beginning of the year. Dollars are in millions.

	Unpaid losses		Net unpaid losses*
	Dec.31, 2003	Dec.31, 2002	Dec.31, 2003	Dec.31, 2002
General Re	$23,820	$23,326	$20,787	$20,784
BHRG	15,769	15,516	12,513	11,990
GEICO	4,492	4,010	4,282	3,816
Berkshire Hathaway Primary	1,312	919	1,217	834

Total	$45,393	$43,771	$38,799	$37,424

Losses incurred related to prior years			$480 **	$1,540 **

Losses as a % of net reserves beginning of the year			1.3%	4.5%

Losses as a % of net premiums earned current year			2.4%	8.9%

*	Net of reinsurance recoverable and deferred charges reinsurance assumed.

**	Includes amortization of deferred charges and includes accretion of discounts on General Re workers’ compensation reserves (See Note 11 to the Consolidated Financial Statements).

Critical Accounting Policies (Continued)

In each year, General Re’s casualty reserve estimates for prior years’ losses have increased. In addition, the net reserves of BHRG’s retroactive reinsurance policies have increased each year, primarily as a consequence of amortization of deferred charges. As shown in the table, a relatively small percentage change in estimates of this magnitude will result in a material effect on reported earnings. A hypothetical 5% increase in estimated net unpaid losses at December 31, 2003, would produce a $1.9 billion charge to pre-tax earnings. Future effects from changes in these estimates will be recorded as a component of losses incurred in the period of the change.

Berkshire records deferred charges as assets on its balance sheet with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts the deferred charges represent the difference between the consideration received and the estimated ultimate liability for unpaid losses. The deferred charges are amortized as a component of losses incurred using the interest method over an estimate of the ultimate claim payment period. The deferred charge balance may be adjusted periodically to reflect new projections of the amount and timing of loss payments. Adjustments to these assumptions are applied retrospectively from the inception of the contract. Unamortized deferred charges totaled $3.1 billion at December 31, 2003. Significant changes in either the timing or ultimate amount of loss payments may have a significant effect on unamortized deferred charges and the amount of periodic amortization.

Berkshire’s Consolidated Balance Sheet as of December 31, 2003 includes goodwill of acquired businesses of approximately $22.9 billion. These amounts have been recorded as a result of Berkshire’s numerous prior business acquisitions accounted for under the purchase method. Prior to 2002, goodwill from each acquisition was generally amortized as a charge to earnings over periods not exceeding 40 years. Under SFAS No. 142, which was adopted by Berkshire as of January 1, 2002, periodic amortization ceased, in favor of an impairment-only accounting model.

A significant amount of judgment is required in performing goodwill impairment tests. Such tests include periodically determining or reviewing the estimated fair value of Berkshire’s reporting units. Under SFAS No. 142, fair value refers to the amount for which the entire reporting unit may be bought or sold. There are several methods of estimating reporting unit values, including market quotations, asset and liability fair values and other valuation techniques, such as discounted cash flows and multiples of earnings or revenues. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets, including identifiable intangible assets and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Berkshire’s consolidated financial position reflects large amounts of invested assets, including assets of its finance and financial products businesses. A substantial portion of these assets are carried at fair values based upon current market quotations and, when not available, based upon fair value pricing models. Certain fixed maturity securities Berkshire owns are not actively traded in the markets. Further, Berkshire’s finance businesses maintain significant balances of finance receivables, which are carried at amortized cost. Considerable judgment is required in determining the assumptions used in certain pricing models, including interest rate, loan prepayment speed, credit risk and liquidity risk assumptions. Significant changes in these assumptions can have a significant effect on carrying values.

Market Risk Disclosures

Berkshire’s Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Berkshire’s significant market risks are primarily associated with interest rates and equity prices and to a lesser degree derivatives. The following sections address the significant market risks associated with Berkshire’s business activities.

Interest Rate Risk

Berkshire’s management prefers to invest in equity securities or to acquire entire businesses based upon the principles discussed in the following section on equity price risk. When unable to do so, management may alternatively invest in bonds, loans or other interest rate sensitive instruments. Berkshire’s strategy is to acquire securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur. Berkshire has historically utilized a modest level of corporate borrowings and debt. Further, Berkshire strives to maintain the highest credit ratings so that the cost of debt is minimized. Berkshire utilizes derivative products to manage interest rate risks to a very limited degree.

The fair values of Berkshire’s fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of

Management’s Discussion (Continued)

Interest Rate Risk (Continued)

interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. Fixed interest rate investments may be more sensitive to interest rate changes than variable rate investments.

The following table summarizes the estimated effects of hypothetical increases and decreases in interest rates on assets and liabilities that are subject to interest rate risk. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risks. The hypothetical changes in market interest rates do not reflect what could be deemed best or worst case scenarios. Variations in market interest rates could produce significant changes in the timing of repayments due to prepayment options available. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

	Estimated Fair Value after Hypothetical Change in Interest Rates (bp=basis points)
Insurance and other businesses	Fair Value	100 bp decrease	100 bp increase	200 bp increase	300 bp increase
As of December 31, 2003
Investments in securities with fixed maturities	$26,116	$27,113	$25,220	$24,333	$23,550
Notes payable and other borrowings	4,334	4,397	4,277	4,226	4,177

As of December 31, 2002
Investments in securities with fixed maturities	$38,096	$40,411	$36,087	$34,129	$32,262
Notes payable and other borrowings	4,925	5,010	4,847	4,777	4,712

Finance and financial products businesses *

As of December 31, 2003
Investments in securities with fixed maturities and loans and finance receivables	$14,573	$14,905	$14,323	$13,987	$13,557
Notes payable and other borrowings **	11,617	11,838	11,419	11,244	11,079

As of December 31, 2002
Investments in securities with fixed maturities and loans and finance receivables	$20,011	$20,152	$20,062	$19,779	$19,161
Notes payable and other borrowings **	17,237	17,317	17,112	17,032	16,962

*	Excludes General Re Securities – See Financial Products Risk section for discussion of risks associated with this business.

**	Includes securities sold under agreements to repurchase.

Equity Price Risk

Strategically, Berkshire strives to invest in businesses that possess excellent economics, with able and honest management and at sensible prices. Berkshire’s management prefers to invest a meaningful amount in each investee. Accordingly, Berkshire’s equity investments are concentrated in relatively few investees. At December 31, 2003, 68.9% of the total fair value of equity investments was concentrated in four investees.

Berkshire’s preferred strategy is to hold equity investments for very long periods of time. Thus, Berkshire management is not necessarily troubled by short term equity price volatility with respect to its investments provided that the underlying business, economic and management characteristics of the investees remain favorable. Berkshire strives to maintain above average levels of shareholder capital to provide a margin of safety against short term equity price volatility.

The carrying values of investments subject to equity price risks are based on quoted market prices or management’s estimates of fair value as of the balance sheet dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Equity Price Risk (Continued)

The table below summarizes Berkshire’s equity price risks as of December 31, 2003 and 2002 and shows the effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in Berkshire’s equity investment portfolio. Dollars are in millions.

	Fair Value	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Prices	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
As of December 31, 2003	$35,287	30% increase	$45,873	8.9
		30% decrease	24,701	(8.9)

As of December 31, 2002	$28,363	30% increase	$36,872	8.6
		30% decrease	19,854	(8.6)

Derivatives Risk

Berkshire’s derivatives risks are concentrated in the operations of General Re Securities (“GRS”), a dealer in various types of derivative instruments in conjunction with offering risk management products to its clients. Effective January 2002, GRS commenced the run-off of its business. It is expected that the run-off will take several years to complete. Since January 2002, approximately two-thirds of GRS’s contracts have been terminated. GRS manages its market risk from derivatives by estimating the effect on operating results of potential changes in market variables over time, based on historical market volatility, correlation data and informed judgment. GRS’s weekly maximum aggregate market risk target was $15 million in 2003 and weekly losses exceeded that amount on two occasions. In addition to these daily and weekly assessments of risk, GRS prepares periodic stress tests to assess its exposure to extreme movements in various market risk factors. The estimated average expected weekly market risk, as calculated using the methodology described over one week intervals was $5 million in 2003 and $4 million in 2002.

GRS evaluates and records a fair-value adjustment to recognize counterparty credit exposure and future costs associated with administering each contract. The expected credit exposure for each trade is initially established on the trade date and is estimated through the use of a proprietary credit exposure model that is based on historical default probabilities, market volatilities and, if applicable, the legal right of setoff. These exposures are continually monitored and adjusted due to changes in the credit quality of the counterparty, changes in interest and currency rates or changes in other factors affecting credit exposure.

During 2003 and 2002, Berkshire entered into a significant number and amount of foreign currency forward contracts. Generally, these contracts provide that Berkshire receive certain foreign currencies and pay U.S. dollars at specified exchange rates and at specified future dates. Management entered into these contracts as an overall economic hedge of Berkshire’s net assets and business activities. The value of these contracts is subject to change due primarily to changes in the spot exchange rates and to a lesser degree, interest rates and time value. The duration of the contracts is generally less than twelve months. The aggregate notional value of such contracts at December 31, 2003 was approximately $11 billion. Unrealized gains from these contracts totaled approximately $630 million at December 31, 2003.

Berkshire monitors the currency positions daily for each currency. The following table summarizes the outstanding foreign currency forward contracts as of December 31, 2003 and shows the estimated changes in values of the contracts assuming changes in the underlying exchange rates applied immediately and uniformly across all currencies. The changes in value do not necessarily reflect the best or worst case results and therefore, actual results may differ. Dollars are in millions.

	Estimated Fair Value Assuming a Hypothetical Percentage Increase (Decrease) in the Value of Foreign Currencies Versus the U.S. Dollar
	Fair Value	(20%)	(10%)	(1%)	1%	10%	20%
As of December 31, 2003	$630	$(1,583)	$(512)	$512	$748	$1,865	$3,230

Management’s Discussion (Continued)

Forward-Looking Statements

Investors are cautioned that certain statements contained in this document, as well as some statements by the Company in periodic press releases and some oral statements of Company officials during presentations about the Company, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Company, economic and market factors and the industries in which the Company does business, among other things. These statements are not guaranties of future performance and the Company has no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire’s significant equity investees, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or an act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in Federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business, especially those affecting the property and casualty insurance industry.

In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “ An Owner’s Manual” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following five pages.

OWNER-RELATED BUSINESS PRINCIPLES

At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.

1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a small fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or Gillette shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 90% or more of its net worth in Berkshire shares; my wife, Susie, and I have more than 99%. In addition, many of my relatives — my sisters and cousins, for example — keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

*	Copyright © 1996 By Warren E. Buffett

All Rights Reserved

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future — a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

In the last three years we have made eleven acquisitions. Though there will be dry years, we expect to make a number of acquisitions in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses — including additional pieces of businesses we already own — at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets — as it will from time to time — neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, practically all of our businesses have exceeded our expectations. But occasionally we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress — for instance, you will be reading in our annual reports about insurance “float” — we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $45 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt — an ability to have more assets working for us — but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

We continue to pass the test, but the challenges of doing so have grown more difficult. If we reach the point that we can’t create extra value by retaining earnings, we will pay them out and let our shareholders deploy the funds.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance — not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company — and that is what the issuance of shares amounts to — on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued — and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.

AN ADDED PRINCIPLE

To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.

INTRINSIC VALUE

Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.

Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.

The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover — and this would apply even to Charlie and me — will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.

Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.

The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.

Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.

You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.

Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.

THE MANAGING OF BERKSHIRE

I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 172,000 employees, only 16 of these are at headquarters.

Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.

Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.

As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.

On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of bequests and taxes; all of it will go to my wife, Susan, if she survives me, or to a family foundation if she doesn’t. In either event, Berkshire will possess a controlling shareholder guided by the same philosophy and objectives that now set our course.

At that juncture, the Buffett family will not be involved in managing the business, only in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts, with one executive becoming responsible for investments and another, who will be CEO, for operations. If the acquisition of new businesses is in prospect, the two will cooperate in making the decisions needed. Both executives will report to a board of directors who will be responsive to the controlling shareholder, whose interests will in turn be aligned with yours.

Were we to need the management structure I have just described on an immediate basis, our directors know who I would recommend for both posts. All candidates currently work for Berkshire and are people in whom I have total confidence.

I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of either my wife or the foundation for a considerable period after my death, you can be sure that I have thought through the succession question carefully. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me.

Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett

Chairman

BERKSHIRE HATHAWAY INC.

COMMON STOCK

General

Berkshire has two classes of common stock designated Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is convertible, at the option of the holder, into 30 shares of Class B Common Stock. Shares of Class B Common Stock are not convertible into shares of Class A Common Stock.

Stock Transfer Agent

Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.

Shareholders of record wishing to convert Class A Common Stock into Class B Common Stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.

If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.

Shareholders

Berkshire had approximately 7,200 record holders of its Class A Common Stock and 14,500 record holders of its Class B Common Stock at March 3, 2004. Record owners included nominees holding at least 450,000 shares of Class A Common Stock and 7,500,000 shares of Class B Common Stock on behalf of beneficial-but-not-of-record owners.

Price Range of Common Stock

Berkshire’s Class A and Class B Common Stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2003				2002
	Class A		Class B		Class A		Class B
	High	Low	High	Low	High	Low	High	Low
First Quarter	$73,005	$60,600	$2,437	$2,015	$74,900	$69,000	$2,499	$2,285
Second Quarter	75,500	64,305	2,514	2,141	78,500	66,500	2,620	2,215
Third Quarter	76,400	70,900	2,549	2,367	75,900	59,600	2,530	1,925
Fourth Quarter	84,700	75,150	2,824	2,496	75,000	67,800	2,500	2,244

Dividends

Berkshire has not declared a cash dividend since 1967.

BERKSHIRE HATHAWAY INC.

OPERATING COMPANIES

Company	Employees
Acme Building Brands	2,877
Adalet (1)	145
Altaquip (1)	212
Ben Bridge Jeweler	720
Benjamin Moore	2,819
haway Homestate Companies	191
Berkshire Hathaway Reinsurance Division	23
Borsheim’s Jewelry	228
The Buffalo News	1,005
CalEnergy (2)	585
Campbell Hausfeld (1)	967
Carefree of Colorado (1)	242
Central States Indemnity Co.	266
Clayton Homes, Inc.	7,136
Cleveland Wood Products (1)	109
CORT Business Services	2,700
CTB International	1,160
Dairy Queen	2,201
Douglas/Quikut (1)	86
Fechheimer Brothers	1,173
FlightSafety International	3,175
France (1)	204
Fruit of the Loom	23,900
Garan	4,700
GEICO	21,390
General Re Corporation	3,610
H. H. Brown Shoe Group	1,408
Halex (1)	183
Helzberg’s Diamond Shops	2,646
HomeServices of America (2)	3,228
Johns Manville	8,125
Jordan’s Furniture	1,162
Justin Brands	997
Kansas Bankers Surety Company	16
Kern River Gas Transmission Company (2)	169
Kingston (1)	282
Kirby (1)	566
Larson-Juhl	1,810
McLane Company	14,461
Meriam Instrument (1)	59
MidAmerican Energy Company (2)	3,159
MidAmerican Energy Holdings Company	723
MiTek Inc.	1,362
National Indemnity Companies	622
Nebraska Furniture Mart	2,907
NetJets	4,467
Northern Natural Gas (2)	1,038
Northern and Yorkshire Electric (2)	2,539
Northland (1)	148
The Pampered Chef	919
Precision Steel Warehouse	205
Other Scott Fetzer Companies	136
See’s Candies	2,000
Shaw Industries	29,755
Stahl (1)	310
Star Furniture	756
United Consumer Finance Company (1)	218
United States Liability Insurance Group	372
Wayne Water Systems (1)	190
Wesco Financial Corp.	7
Western Enterprises (1)	364
Western Plastics (1)	162
R. C. Willey Home Furnishings	2,450
World Book (1)	211
XTRA	760

Operating Companies total	172,716
Corporate Office	15.8

172,731.8

(1)	A Scott Fetzer Company

(2)	A MidAmerican Energy Holdings Company

BERKSHIRE HATHAWAY INC.

DIRECTORS

WARREN E. BUFFETT, Chairman and CEO of Berkshire

CHARLES T. MUNGER, Vice Chairman of Berkshire

SUSAN T. BUFFETT

HOWARD G. BUFFETT, President of Buffett Farms and BioImages, a photography and publishing company.

MALCOLM G. CHACE, Chairman of the Board of Directors of BankRI, a community bank located in the State of Rhode Island.

DAVID S. GOTTESMAN, Senior Managing Director of First Manhattan Company, an investment advisory firm.

CHARLOTTE GUYMAN, Chairman of Finance Committee of the Board of Directors of UW Medicine, an academic medical center.

DONALD R. KEOUGH, Chairman of Allen and Company Incorporated, an investment banking firm.

THOMAS S. MURPHY, Former Chairman of the Board and CEO of Capital Cities/ABC.

RONALD L. OLSON, Partner of the law firm of Munger, Tolles & Olson LLP.

WALTER SCOTT, JR., Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.

OFFICERS

WARREN E. BUFFETT, Chairman and CEO

CHARLES T. MUNGER, Vice Chairman MARC D. HAMBURG, Vice President, Treasurer

DANIEL J. JAKSICH, Controller

FORREST N. KRUTTER, Secretary

REBECCA K. AMICK, Director of Internal Auditing

JERRY W. HUFTON, Director of Taxes MARK D. MILLARD, Director of Financial Assets

Letters from Annual Reports (1977 through 2003), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at berkshirehathaway.com. Berkshire’s 2004 quarterly reports are scheduled to be posted on the Internet on May 7, August 6 and November 5. Berkshire’s 2004 Annual Report is scheduled to be posted on the Internet on March 1, 2005.

A three volume set of compilations of letters (1977 through 2000) is available upon written request accompanied by a payment of $35.00 to cover production, postage and handling costs. Requests should be submitted to the Company at 3555 Farnam St., Suite 1440, Omaha, NE 68131.